Exhibit 10.1

22 January 2008

ENDEAVOUR INTERNATIONAL CORPORATION

arranged by

BNP PARIBAS

and

BANK OF SCOTLAND PLC

$25,000,000

JUNIOR FACILITY AGREEMENT

Herbert Smith LLP

THIS AGREEMENT is dated 22 January 2008

BETWEEN:

(1)	ENDEAVOUR INTERNATIONAL CORPORATION (a corporation incorporated under the laws of the State of Nevada whose principal place of business is 1000 Main Street, Suite 3300, Houston, Texas, 77002, USA) (the “Company");

(2)	THE AFFILIATE of the Company listed in Part I (The Original Borrower) of Schedule 1 (The Original Obligors) as original borrower (the “Original Borrower");

(3)	THE AFFILIATES of the Company listed in Part II (The Original Guarantors) of Schedule 1 (The Original Obligors) as original guarantors (together with the Company, the “Original Guarantors");

(4)	BNP PARIBAS and BANK OF SCOTLAND PLC (together, the “Mandated Lead Arrangers");

(5)	THE FINANCIAL INSTITUTIONS whose names appear in the first row of the table set out in Schedule 2 (The Original Lenders) (the “Original Lenders"); and

(6)	BNP PARIBAS as Agent and Security Trustee.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Abandonment Date” means, in relation to each Borrowing Base Asset, the date on which it is assumed that production of Petroleum from that Borrowing Base Asset will no longer be commercially viable and the operation of such Borrowing Base Asset will cease for economic reasons.

“Accession Letter” means a document substantially in the form set out in Schedule 7 (Form of Accession Letter).

“Acquisition Agreement” means the Agreement dated 26th May 2006 between Paladin Resources Limited (1) Endeavour Energy UK Limited (2) and Endeavour International Corporation (3) granting put and call options over the entire issued share capital of Talisman Expro Limited.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 5 (Mandatory Cost formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Administrative Finance Parties” means each of the Mandated Lead Arrangers, the Agent and the Security Trustee.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent” means BNP Paribas in its capacity as agent for the other Finance Parties or any other person that replaces it in such capacity in accordance with this Agreement.

“Aggregate Commitments” means the sum of the Lenders’ Commitments.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling one month after the Effective Date.

“Available Commitment” means a Lender’s Commitment minus:

(A)	the amount of its participation in any outstanding Loans; and

(B)	in relation to any proposed Loan, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Borrower” means the Original Borrower or an Additional Borrower.

“Borrower Group” means Endeavour International Holding and its Subsidiaries for the time being other than any Non-Recourse Subsidiary.

“Borrowing Base Asset” has the meaning given in the First Lien Credit Agreement.

“Break Costs” means the amount (if any) by which:

(A)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(B)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday or bank holiday) on which banks are open for general business in London, Paris and New York City.

“Commitment” means:

(A)	in relation to each Original Lender the amount set opposite its name under the heading “Commitment” and the amount of any other Commitment transferred to it under this Agreement; and

(B)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

in each case, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a form from time to time recommended by the LMA or in any other form agreed between the Company and the Agent.

“Conversion Date” means the date falling 365 days after the Effective Date.

“Default” means Event of Default or Potential Event of Default.

“Disruption Event” means either or both of:

(A)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(B)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party;

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Due Diligence Report” means the due diligence report from Ashurst referred to in, and delivered to the finance parties under the First Lien Credit Agreement pursuant to, the First Lien Credit Agreement.

“Dutch Borrower” means any Borrower which is incorporated in The Netherlands.

“Dutch Obligor” means any Obligor which is incorporated in The Netherlands.

“Effective Date” means the date on which the Agent issues a notice to the Company and the Lenders under Clause 4.1 (Initial conditions precedent).

“Endeavour International Holding” means Endeavour International Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated in The Netherlands having its corporate seat at Amsterdam, The Netherlands and its registered address at Teleportboulevard 140, 1043 EJ, Amsterdam, The Netherlands.

“Endeavour North Sea” means Endeavour North Sea Limited (formerly, Talisman Expro Limited), a company incorporated in England and Wales (Registered No. 03518803).

“Environmental Claims” means any claim by any person in connection with (i) a breach, or alleged breach, of an Environmental Law; (ii) any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or (iii) any other environmental contamination.

“Environmental Laws” means any law or regulation concerning (i) the protection of health and safety; (ii) the environment; or (iii) any emission or substance which is capable of causing harm to any living organism or the environment.

“Environmental Licence” means all Authorisations required by any Environmental Law for the ownership of an interest in, or the operation or development of, any Petroleum Asset.

“Equivalent Field Document” means, to the extent that any member of the Group is permitted to enter into the same under the Finance Documents, in relation to any Petroleum Asset that is not a Borrowing Base Asset:

(A)	each joint operating agreement and/or unitisation and unit operating agreement relating thereto, each agreement relating to the transportation, processing and/or storage of production therefrom and each agreement for the sale or marketing of production therefrom and each other major agreement relating to that Petroleum Asset and/or Petroleum produced therefrom;

(B)	any Authorisation required for the lawful exploitation, development or operation of that Petroleum Asset or the production, transportation or sale of Petroleum therefrom (and including, without limitation, any Petroleum production licence);

(C)	any development plan approved by any relevant operating committee and/or any appropriate governmental or other regulatory authority relating to that Petroleum Asset;

(D)	any documents relating to the acquisition by any member of the Group of any interests in that Petroleum Asset or of any entity holding the interest in that Petroleum Asset; and

(E)	any other document designated as such by the Company and the Agent.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Existing Second Lien Facility” means the second lien credit and guarantee agreement dated 31 October 2006 between, amongst others, Endeavour International Holding, the Guarantors as defined therein and Credit Suisse.

“Facility” means the term loan credit facility described in Clause 2.1 (Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means each of:

(A)	any letter dated on or about the date of this Agreement between (i) all or any of the Obligors and (ii) all or any of the Administrative Finance Parties relating to the payment of fees by the Obligors (or any of them) to any such Administrative Finance Party(ies); and

(B) any other letter designated as such by the Agent and the Company.

“Final Maturity Date” means 20 October 2011.

“Finance Document” means:

(A) this Agreement;

(B) any Security Document;

(C) any Fee Letter;

(D) (E) (F) (G) (I)	any Transfer Certificate; any Accession Letter; any other Accession Instrument; the Intercreditor Agreement; and any other document designated as such by the Company and the Agent.

“Finance Party” means each of the Lenders, the Mandated Lead Arrangers, the Security Trustee and the Agent.

“Financial Indebtedness” means, at the relevant date, any indebtedness for or in respect of:

(A)	moneys borrowed;

(B)	any acceptance credit;

(C)	any bond, note, debenture, loan stock, or other similar instrument;

(D)	any redeemable preference share;

(E)	any finance or capital lease;

(F) receivables sold or discounted (otherwise than on a non-recourse basis);

(G)	the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(H)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(I)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(J)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(K)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (A) to (J) above,

but excluding, for the avoidance of doubt, any indebtedness arising from the purchase of goods or services on normal credit terms in the ordinary course of business.

“GAAP/IFRS” means:

(A)	in relation to any member of the Group incorporated in the UK, generally accepted accounting principles in the UK; or

(B)	in relation to any member of the Group that is not incorporated in the UK, generally accepted accounting principles in that person’s jurisdiction of incorporation,

or, in each case, if IFRS has been implemented by the Group or the relevant member thereof, IFRS.

“Group” means Endeavour International Corporation and its Subsidiaries for the time being other than any Non-Recourse Subsidiary.

“Guarantor” means an Original Guarantor or an Additional Guarantor.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means the International Financial Reporting Standards, International Accounting Standards and interpretations of those standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and their predecessor bodies.

“Information Package” means the written information and documents delivered to the Mandated Lead Arrangers by any Obligor in connection with the negotiation of this Agreement on or before the date of this Agreement.

“Insolvency Officer” means any liquidator, trustee in bankruptcy, judicial custodian or manager, compulsory manager, receiver, administrative receiver, administrator, curator, bewindvoerder, vereffenaar or similar officer, in each case, appointed in any relevant jurisdiction.

“Insurances” means any insurances that are required to be maintained by, or on behalf of, any Obligor or any member of the Group in respect of the Borrowing Base Assets and/or any activities related thereto pursuant to this Agreement.

“Intercreditor Agreement” means the agreement dated 31 October 2006 between, among others, the Company, the Obligors as defined therein and the Finance Parties as amended and restated pursuant to an amendment and restatement agreement dated on or about the date hereof.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“ITA” means the Income Tax Act 2007.

“Lender” means:

(A) any Original Lender; and

(B)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(A) the applicable Screen Rate; or

(B)	(if no Screen Rate is available for dollars for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. (London time) on the Quotation Day for the offering of deposits in dollars and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:

(A)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate 66?% or more of the Aggregate Commitments (or, if the Aggregate Commitments have been reduced to zero, aggregated 66?% or more of the Aggregate Commitments immediately prior to the reduction); or

(B)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate 66?% or more of all the Loans then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 5 (Mandatory Cost Formulae).

“Margin” means:

(A)	3.50 per cent. per annum; and

(B)	on and from the Conversion Date, 5.50 per cent. per annum.

“Material Adverse Change” means any event, development or circumstance that has a material adverse effect on:

(A)	the ability of any Obligor to perform any of its payment obligations under any Finance Document as and when they fall due to be performed;

(B)	the business, property, operations or financial condition of the Obligors (taken as a whole);

(C)	the validity or enforceability of any provision of any Finance Document;

(D)	the rights and remedies of any Finance Party under any Finance Document; or

(E)	the validity, enforceability, effectiveness or priority of any Security created or purported to be created under the Finance Documents.

“Material Subsidiary” means each member of the Group whose:

(A)	profits (calculated before making allowances for Taxes) represent more than 10% of the aggregate profits of the Group (calculated before making allowances for Taxes) as shown by the latest audited consolidated accounts for the time being of the Company as adjusted in such manner as the Agent and the Company may agree (each acting reasonably) to be appropriate from time to time to take account of any matters occurring after the relevant balance sheet date; or

(B)	fixed assets (other than intangible assets) have a book value which represents more than 10% of the book value of the consolidated fixed assets (other than intangible assets) of the Group as shown by the latest audited consolidated accounts for the time being of the Company as adjusted in such manner as the Agent and the Company may agree (each acting reasonably) to be appropriate from time to time to take account of any matters occurring after the relevant balance sheet date.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(A)	(subject to paragraph (C) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(B)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(C)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Non Recourse Subsidiary” means any Subsidiary of the Company which:

(A)	does not own directly or indirectly (by shareholding or otherwise) an interest in any Borrowing Base Asset; and

(B)	which has been nominated as a “Non-Recourse Subsidiary” by the Company by written notice to the Agent.

“Obligor” means a Borrower or a Guarantor.

“Original Financial Statements” means:

(A)	in relation to the Company, the audited consolidated financial statements of the Company for the financial year ended 31 December 2006; and

(B)	in relation to each of the other Original Obligors, its financial statements or, if the same have been audited, audited financial statements for its financial year ended 31 December 2006.

“Original Obligor” means the Original Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Expenditure” has the meaning given in the First Lien Credit Agreement.

“Permitted Transaction” means:

(A)	an intra-group re-organisation on a solvent basis

(B)	the transfer of any Borrowing Base Asset owned by Endeavour North Sea to Endeavour Energy UK Limited, on terms (i) whereby such asset remains a Borrowing Base Asset and (ii) that ensure that the Security Trustee continues to have Security over such Borrowing Base Asset upon the same, or more beneficial, terms as the Security granted in favour of the Security Trustee over such Borrowing Base Asset before such transfer and that the Security that the Security Trustee has over such Borrowing Base Asset is not prejudiced or adversely affected in any way;

(C)	the winding-up of Endeavour North Sea on a solvent basis at a time when it has no assets whatsoever and is not a Borrower or Guarantor; or

(B)	any other transaction agreed by the Majority Lenders.

“Petroleum” means any mineral, oil or relative hydrocarbon (including condensate and natural gas liquids) and natural gas existing in its natural condition in strata (but not including coal or bituminous shale or other stratified deposits from which oil can be extracted by destructive distillation).

“Petroleum Asset” means (i) any Petroleum field, pipeline transmission system or other Petroleum project, (ii) the facilities relating to such field, system or project and/or (iii) the interests in such field, system, project or facilities.

“Potential Event of Default” means any event or circumstances specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the fulfilment of any condition, the making of any determination under the Finance Documents or any combination of the foregoing) be an Event of Default.

“Proceeds Accounts” has the meaning given in the First Lien Credit Agreement.

“Project Accounts” has the meaning given in the First Lien Credit Agreement.

“Project Documents” means:

(A)	in relation to each Borrowing Base Asset:

(1)	each joint operating agreement and/or unitisation and unit operating agreement relating thereto, each agreement relating to the development thereof or the transportation, processing and/or storage of production therefrom and each agreement for the sale or marketing of production therefrom and each other major agreement relating to that Borrowing Base Asset and/or Petroleum produced therefrom;

(2)	any Authorisation required for the lawful exploitation, development or operation of that Borrowing Base Asset or the production, transportation or sale of Petroleum therefrom (and including, without limitation, any Petroleum production licence);

(3)	any development plan approved by any relevant operating committee and/or any appropriate governmental or other regulatory authority relating to that Borrowing Base Asset;

(B)	any documents relating to the acquisition by any member of the Borrower Group of any interests in any Borrowing Base Asset or of any entity holding the interest in such Borrowing Base Asset; and

(C)	any other document designated as such by the Company and the Agent.

“Projection” has the meaning given in the First Lien Credit Agreement.

“Qualifying Lender” has the meaning given to it in Clause 12 (Tax gross up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period, unless market practice differs in the London interbank market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the London interbank market and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days.

“Reduction Date” means each date set out in the column marked “Date” in the table set out in Clause 6.2 (Repayment of Loans).

“Reference Banks” means the principal London offices of BNP Paribas, Bank of Scotland plc or such other banks as may be appointed by the Agent in consultation with the Company.

“Relevant Affiliate” means, to the extent that it is not already an Obligor, any wholly-owned Subsidiary of the Company.

“Repeating Representations” means each of the representations set out in Clause 19 (Representations) other than those in Clauses 19.6 (Pari passu ranking), 19.7 (Insolvency), 19.9 (Authorisations), 19.10 (Financial statements), 19.11 (No Material Adverse Change), 19.12 (Litigation), 19.13 (Information Package), 19.15 (Environmental matters), 19.18 (Laws and regulations), 19.19 (Insurances), 19.22 (Deduction of Tax), 19.23 (Ownership structure) and 19.25 (Share Security).

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for the relevant period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II (Selection Notice) of Schedule 4 (Requests) given in accordance with Clause 9 (Interest Periods).

“Senior Finance Documents” means the Finance Documents (as defined in the First Lien Credit Agreement).

“Subsidiary” means a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Total Available Commitments” means the aggregate for the time being of all the Lenders’ Available Commitment.

“Transaction Documents” means the Project Documents and the Finance Documents.

“Transaction Party” means each Obligor and each other party (not being a Finance Party) who is party to any Finance Document.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(A)	the proposed Transfer Date specified in the Transfer Certificate; and

(B)	the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation Date” means, in relation to any Loan, the date on which the Loan is made.

“Utilisation Request” means a notice substantially in the form set out in Part I (Utilisation Request) of Schedule 4 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction
	1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(A)	any Finance Party or any Obligor or Transaction Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(B)	“assets” includes present and future properties, revenues and rights of every description;

(C)	any form of asset shall include a reference to all or any part of that asset;

(D)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as modified (however fundamentally and whether or not more onerously) and includes any change in the purpose of, any extension of or increase in any facility or addition of any new facility under that Finance Document or other agreement or instrument;

(E)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(F)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(G)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a kind that is normally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(H)	“disposal” means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary (and shall include any unitisation), and “dispose” will be construed accordingly;

(I)	a “guarantee” includes any form of indemnity or other assurance against financial loss (including any obligation to pay, purchase or provide funds for the purchase of any liability), and the verb “to guarantee” shall be construed accordingly;

(J)	a provision of law is a reference to that provision as amended or re-enacted;

(K)	a time of day is a reference to London time;

(L)	any matter “including” specific instances or examples of such matter shall be construed without limitation to the generality of that matter (and references to “include” shall be construed accordingly);

(M)	a “modification” includes an amendment, supplement, novation, re-enactment, restatement, variation, extension, replacement, modification or waiver or the giving of any waiver, release, consent having the same commercial effect of any of the foregoing (and “modify” shall be construed accordingly);

(N)	an amount in one currency that is “equivalent” to an amount in another currency shall be construed as meaning the amount of the second currency that can be obtained by converting the amount in the first currency into the second currency at the Agent’s spot rate of exchange for conversions between those two currencies at the relevant time;

(O)	the “winding-up", “dissolution” or “administration” of a person shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such person is incorporated or established, or any jurisdiction in which such person carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors; and

(P)	“$” or “dollars” is to the lawful currency for the time being of the United States of America.

1.2.2	Clause and Schedule headings are for ease of reference only.

1.2.3	The words “other", “or otherwise” and “whatsoever” shall not be construed ejusdem generis or be construed as any limitation upon the generality of any preceding words or matters specifically referred to.

1.2.4	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement. Unless otherwise defined in this Agreement or unless the contrary is expressly specified in this Agreement, terms defined in the Intercreditor Agreement shall have the same meaning when used in this Agreement.

1.2.5	A Potential Event of Default is “continuing” if it has not been remedied or waived. An Event of Default is “continuing” if it has not been waived.

1.2.6	Unless a contrary intention appears, the obligation(s) of each Obligor and Transaction Party under this Agreement and/or the other Finance Documents shall remain in force for as long as any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

1.2.7	If a moratorium (or other similar event in any jurisdiction) occurs in respect of an Obligor, the ending of that moratorium (or other such similar event) will not remedy any Event of Default caused by the moratorium (or other such similar event) and, notwithstanding any other term of the Finance Documents, that Event of Default will continue to be outstanding unless and until it is expressly waived by the Agent (acting on the instructions of the Majority Lenders).

1.3	Third party rights

1.3.1	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

1.3.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	THE FACILITY

2.1	Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a dollar term credit facility in an aggregate amount equal to the Aggregate Commitments.

2.2	Finance Parties’ rights and obligations

2.2.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply the proceeds of the Loans borrowed by it under the Facility in or towards:

3.1.1	the repayment and discharge of the Financial Indebtedness arising under the Existing Second Lien Facility;

3.1.2	the payment of the transaction costs relating to this Facility and its implementation.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if the Agent has received all of the documents and other evidence listed in Part I (CPs to first Loan) of Schedule 3 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1	no Default is continuing or would result from the proposed Loan; and

4.2.2	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans
	4.3.1	The Borrowers may not deliver more than one Utilisation Request.

4.3.2	A Borrower may not request that a Loan be divided if, as a result of the proposed division, five or more Loans would be outstanding.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may request a Loan to be made by delivery to the Agent of a duly completed Utilisation Request not later than 10.00 a.m. on the second Business Day prior to the proposed Utilisation Date (or such later date as the Lenders may agree).

5.2	Completion of a Utilisation Request

5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(A)	the proposed Utilisation Date is a Business Day within the Availability Period;

(B)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount);

(C)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(D)	it has been duly signed by an authorised signatory of the relevant Borrower.

	5.2.2	Only one Loan may be requested in each Utilisation Request.
5.3	Currency and amount
	5.3.1	The currency specified in a Utilisation Request must be dollars.

5.3.2	The amount of the proposed Loan must be a minimum of US$5,000,000 or, if less, the Total Available Commitments.

5.4	Lenders’ participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Total Available Commitments immediately prior to making the Loan.

5.4.3	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan not later than 5.00 p.m. on the third Business Day prior to the Utilisation Date for such Loan.

5.5	Cancellation of Commitment

The Aggregate Commitments shall be immediately cancelled at the end of the Availability Period.

6.	REPAYMENT

6.1	Reduction of Facility
6.2	The Aggregate Commitments shall reduce to zero on the Final Maturity Date. Repayment of Loans

Without prejudice to Clause 18 (Cash sweep and expenditure controls), on each date set out in the column marked “Date” in the table below, the Borrowers shall repay the Loans so that following such repayment, the aggregate amount of the Loans outstanding under the Facility does not exceed the amount set out in the column marked “Amount” in the table below.

	Date	Amount
	31 December 2009	$20,000,000
	30 June 2010	$15,000,000
	31 December 2010	$10,000,000
	30 June 2011	$5,000,000
	Final Maturity Date	0
6.3	Reborrowing

No Borrower may reborrow any part of the Facility which is prepaid or repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

7.1.1	that Lender shall promptly notify the Agent upon becoming aware of that event;

7.1.2	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

7.1.3	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Change of control
	7.2.1	If any person or group of persons acting in concert gains control of an Obligor:

(A)	the Company shall promptly notify the Agent upon becoming aware of that event;

(B)	if the Majority Lenders so require, the Agent shall, by not less than fifteen Business Days notice to the Company, cancel the Facility and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable.

7.2.2	For the purposes of Clause 7.2.1, “control” has the meaning given to such term in Section 416 of the Income and Corporation Taxes Act 1988 (whether or not that Act applies to any Obligor).

7.2.3	For the purposes of Clause 7.2.1, “acting in concert” has the meaning given to such term in the City Code on Takeovers and Mergers and the presumptions specified therein in relation to the term “acting in concert” shall apply to such term as used in this Agreement (whether or not that code applies to any Obligor).

7.3	Mandatory prepayment

7.3.1	If any member of the Group disposes of any of its interests in any Petroleum Assets (including any Borrowing Base Assets) or its shares in any member of the Group that holds any interest in any such Petroleum Assets, the Obligors shall, to the extent that they have satisfied their obligations under the First Lien Credit Agreement to repay any utilisations thereunder from the proceeds of such disposal, promptly upon the relevant member of the Group receiving the net proceeds, apply the same in repayment of the Loans (where, for these purposes, “net proceeds” means, in relation to any disposal, the proceeds of such disposal less any costs and expenses relating to such disposal approved by the Majority Lenders).

7.3.2	Any repayment of the Loans under Clause 7.3.1 shall satisfy the obligations under Clause 6.2 (Repayment of Loans) in the order of maturity specified therein.

7.4	Voluntary cancellation

7.4.1	The Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $5,000,000) of the Total Available Commitments.

7.4.2	On the date of the cancellation of any Total Available Commitments pursuant to Clause 7.4.1, the Commitment of each Lender shall be reduced rateably.

7.5	Voluntary prepayment of Loans

7.5.1	A Borrower to which a Loan has been made may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan.

7.5.2	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Total Available Commitments are reduced to zero).

7.5.3	Any prepayment under this Clause 7.5 (Voluntary prepayment of Loans) shall satisfy the obligations under Clause 6.2 (Repayment of Loans) in the order of maturity specified therein.

7.6	Right of repayment and cancellation in relation to a single Lender
	7.6.1	If:

(A)	any sum payable to any Lender by an Obligor is required to be increased under Clause 12.2.3 (Tax gross-up); or

(B)	any Lender claims indemnification from the Company under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

7.6.2	On receipt of a notice referred to in Clause 7.6.1, the Commitment of that Lender shall immediately be reduced to zero.

7.6.3	On the last day of each Interest Period which ends after the Company has given notice under Clause 7.6.1 (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

7.7	Restrictions

7.7.1	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.7.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

7.7.3	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.7.4	No amount of the Commitments cancelled under this Agreement may be subsequently reinstated.

7.7.5	If the Agent receives a notice under this Clause 7 (Prepayment and cancellation) it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

8.2	8.1.1Margin; 8.1.2LIBOR; and 8.1.3Mandatory Cost, if any. Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.3	Default interest

8.3.1	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 8.3.2, is two per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Obligor on demand by the Agent.

8.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(A)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(B)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. higher than the rate which would have applied if the overdue amount had not become due.

8.3.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

9.1.1	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

9.1.2	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of a Borrower) to which that Loan was made no later than 10.00am on the fourth Business Day prior to the last day of the existing Interest Period for that Loan.

9.1.3	If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with Clause 9.1.2, the relevant Interest Period will, subject to Clause 9.2 (Change to Interest Periods), be one Month.

9.1.4	Subject to this Clause 9 (Interest Periods), a Borrower (or the Company on its behalf) may select an Interest Period of one, two, three or six Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders) provided that on and from the Conversion Date, a Borrower may only select Interest Periods which have been approved by the Agent.

9.1.5	In addition, a Borrower (or the Company on its behalf) may select an Interest Period of less than six Months which does not coincide with the periods specified in Clause 9.1.4 for the purpose of ensuring that (a) the last day of such Interest Period coincides with a Reduction Date and (b) that there are sufficient Loans (with an aggregate amount equal to or greater than the amount required to be repaid on such Reduction Date) which have an Interest Period ending on such Reduction Date for the Borrowers to make the relevant repayment due on such Reduction Date.

9.1.6	An Interest Period for a Loan shall not extend beyond the Final Maturity Date and an Interest Period that commences before the Conversion Date must not extend beyond the Conversion Date.

9.1.7	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Changes to Interest Periods

9.2.1	Prior to determining the interest rate for a Loan, the Agent may shorten the Interest Period for any Loan to ensure that (a) the last day of such Interest Period coincides with a Reduction Date and (b) that there are sufficient Loans (with an aggregate amount equal to or greater than the amount required to be repaid on such Reduction Date) which have an Interest Period ending on such Reduction Date for the Borrowers to make the relevant repayment due on such Reduction Date.

9.2.2	If the Agent makes any change to an Interest Period referred to in this Clause 9.2 (Changes to Interest Periods), it shall promptly notify the Company and the Lenders.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.4	Consolidation and division of Loans
	9.4.1	Subject to Clause 9.4.2, if two or more Interest Periods:

(A)	relate to Loans;

(B)	end on the same date; and

(C)	are made to the same Borrower,

those Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

9.4.2	Subject to Clause 4.3 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided into the amounts specified in that Selection Notice, being an aggregate amount equal to the amount of the Loan immediately before its division.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00 a.m. (London time) on the Quotation Day, LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

10.2.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(A)	the Margin;

(B)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(C)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

10.2.2	In this Agreement “Market Disruption Event” means:

(A)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for dollars and the relevant Interest Period; or

(B)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 30 per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

10.3.1	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3.2	Any alternative basis agreed pursuant to Clause 10.3.1 shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

10.4	Break Costs

10.4.1	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

10.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue and showing how that amount was calculated.

11.	FEES

11.1	Commitment fee

The Borrowers shall pay to the Agent (for the account of each Lender) in respect of the Availability Period a fee computed at the applicable Commitment Rate on the daily amount (if any) by which the Aggregate Commitments exceed the aggregate amount of the Loans.

11.2	Computation and payment

11.2.1	Any commitment fee payable under this Clause 11 (Fees) must be paid by the relevant Borrower(s) within two Business Days after receipt by the Company of the calculation of such commitment fee or, as the case may be, such letter of credit commission from the Agent under Clause 11.2.3.

11.2.2	Any such commitment fee must be paid in dollars.

11.2.3	The Agent shall calculate the commitment fee payable for the Availability Period and shall notify the Company of the same within five Business Days after the end of the Availability Period. Each such calculation shall, in the absence of manifest error, be conclusive evidence of the amount thereof.

11.3	Definitions

For the purposes of this Agreement, “Commitment Rate” means, on any date, the percentage rate per annum which is equal to 50% of the Margin that is applicable on such date.

11.4	Other fees and costs

The Borrowers will pay to the relevant Finance Parties the relevant fees and other costs and expenses in the amounts and at the times set out in the Fee Letters.

11.5	Representatives

11.5.1	Subject to Clause 11.5.2 (Value added tax) 12.6.2below, the Company shall, (or shall procure that an Obligor will) within five Business Days of demand by the Agent or the Security Trustee pay, or reimburse the relevant Administrative Finance Party for any payments that it has made in relation to, any reasonable fees, costs and expenses that the relevant Administrative Finance Party has properly incurred in connection with the appointment by such Administrative Finance Party of any legal adviser, insurance adviser, environmental consultant, engineering consultant, model auditor or tax model auditor, in each case, in connection with the exercise of its rights and discretions or the performance of its duties and obligations, under the Finance Documents.

11.5.2	Save to the extent that such fees, costs and expenses have been incurred in circumstances where a Default has occurred, the Company shall only be obliged to pay or reimburse (or shall procure that an Obligor will pay or reimburse) the relevant Administrative Finance Party for any fees, costs and expenses incurred by it if the Company has approved the appointment of the relevant adviser, consultant or auditor and the terms (including fees) of the appointment (such approval not to be unreasonably withheld or delayed).

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions
	12.1.1	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(A)	a Lender (other than a Lender within paragraph (B) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(1)	a Lender:

(a)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document; or

(b)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(2)	a Lender which is:

(a)	a company so resident in the United Kingdom;

(b)	a partnership each member of which is

(i)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act;

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 11(2) of the Taxes Act); or

(3)	a Treaty Lender; or

(B)	a building society (as defined for the purposes of Section 880 of the ITA) making an advance under a Finance Document.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is:

(A)	a company resident in the United Kingdom, for United Kingdom tax purposes;

(B)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act).

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(A)	in the case of an Obligor which is resident in the United Kingdom, is treated as a resident of a Treaty State for the purposes of the Treaty and does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; or

(B)	in the case of an Obligor which is not resident in the United Kingdom, is treated as resident in a jurisdiction which has a double taxation agreement with the jurisdiction in which the Obligor is resident or treated as resident, which double tax treaty makes provision (subject to satisfaction of any conditions provided therein) for full exemption from Tax Deductions imposed by the jurisdiction in which the Obligor is resident or treated as resident.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty") with the United Kingdom which (subject to satisfaction of any conditions provided for therein) makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Non-Bank Lender” means:

(A)	where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed in Schedule 2 (The Original Lenders) and identified as a “UK Non-Bank Lender” in that Schedule; and

(B)	where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party.

12.1.2	Unless a contrary indication appears, in this Clause 12 (Tax gross-up and indemnities) a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

12.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

12.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4	An Obligor is not required to make an increased payment to a Lender under Clause 12.2.3 above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:

(A)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(B)

(1)	the relevant Lender is a Qualifying Lender solely under paragraph (A)(2) of the definition of “Qualifying Lender” set out in Clause 12.1.1 (Definitions);

(2)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction") under section 931 of the ITA (as that provision has effect on the date on which the relevant Lender became a Party) which relates to that payment and that Lender has received from that Obligor or the Company a certified copy of that Direction; and

(3)	the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or

(C)	the relevant Lender is a Qualifying Lender solely under paragraph (A)(2) of the definition of “Qualifying Lender” set out in Clause 12.1.1 (Definitions) and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Company; or

(D)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 12.2.7 below.

12.2.5	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.6	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2.7	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.2.8	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

12.2.9	A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

12.2.10	Each Lender that:

(A)	is a Lender as at the date of this Agreement confirms on the date of this Agreement; or

(B)	becomes a Lender after the date of this Agreement confirms on the date on which it becomes a Lender pursuant to Clause 24 (Changes to the Lenders),

that it is a Qualifying Lender. A Lender will notify the Agent if it ceases to be a Qualifying Lender at any time. The Agent will promptly upon receipt of any such notification provide the Company a copy of the same.

12.3	Tax indemnity

12.3.1	The Company shall (or shall procure that an Obligor will) (within three Business Days of demand by the Agent, such demand to be accompanied by a written calculation of the amount claimed by the Protected Party) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.3.2	Clause 12.3.1 above shall not apply:

(A)	with respect to any Tax assessed on a Finance Party:

(1)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(2)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(B)	to the extent a loss, liability or cost:

(1)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(2)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 12.2.4 (Tax gross up) applied.

12.3.3	A Protected Party making, or intending to make a claim under Clause 12.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

12.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3 (Tax indemnity), notify the Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

12.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

12.4.2	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Company shall (or shall procure that an Obligor will) pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (other than a Transfer Certificate).

12.6	Value added tax

12.6.1	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to Clause 12.6.3 (Value added tax), if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

12.6.2	If VAT is chargeable on any supply made by any Finance Party (the “Supplier") to any other Finance Party (the “Recipient") under a Finance Document, and any Party (the “Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

12.6.3	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

13.	INCREASED COSTS

13.1	Increased costs

13.1.1	Subject to Clause 13.3 (Exceptions), the Company shall (or shall procure that an Obligor will), within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

13.1.2	In this Agreement “Increased Costs” means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

13.2.1	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

13.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent or the Company, provide a certificate confirming the amount of its Increased Costs and setting out the calculation of such amount in reasonable detail.

13.3	Exceptions

13.3.1	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(A)	attributable to a Tax Deduction required by law to be made by an Obligor;

(B)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 12.3.2 (Tax indemnity) applied);

(C)	compensated for by the payment of the Mandatory Cost;

(D)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or any Finance Document to which it is a party; or

(E)	attributable to the implementation or application of or compliance with the Basle II Accord or any law or regulation which implements the Basle II Accord.

13.3.2	In this Clause 13.3 (Exceptions):

(A)	a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions); and

(B)	“Basle II Accord” means the paper titled “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basle Committee on Banking Supervision in June 2004 in the form existing as at the date of this Agreement.

14.	OTHER INDEMNITIES

14.1	Currency indemnity

14.1.1	If any sum due from an Obligor under the Finance Documents (a “Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency") in which that Sum is payable into another currency (the “Second Currency") for the purpose of:

(A)	making or filing a claim or proof against that Obligor; or

(B)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

14.1.2	Without prejudice to Clause 14.1.1, each Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs as a result of that Finance Party receiving an amount in respect of that Obligor’s liability under any Finance Document in a currency other than the currency in which that liability is expressed to be payable under that Finance Document.

14.1.3	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

14.2.1	the occurrence of any Event of Default;

14.2.2	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

14.2.3	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

14.2.4	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given hereunder; or

14.2.5	the release of any Security constituted by any Finance Document or any release of any Obligor which is permitted under the Finance Documents.

14.3	Indemnity to the Agent

The Company shall (or shall procure that an Obligor will) promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

14.3.1	investigating any event which it reasonably believes is a Default; or

14.3.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

15.1.1	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities), Clause 13 (Increased costs) or paragraph 3 of Schedule 5 (Mandatory Cost Formulae) including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

15.1.2	Clause 15.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

15.2.1	The Company shall (or shall procure that an Obligor will) indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

15.2.2	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Company shall (or shall procure that an Obligor will) promptly on demand pay the Administrative Finance Parties the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with:

16.1.1	the negotiation, preparation, printing, execution and syndication of:

(A)	this Agreement and any other documents referred to in this Agreement; and

(B)	any other Finance Documents (other than a Transfer Certificate) executed after the date of this Agreement; and

16.1.2	the completion of the transactions and perfection of the Security intended to be created pursuant to the Security Documents,

16.2	subject to any applicable cap agreed between the Company and the Agent. Amendment costs

If (a) a relevant party requests an amendment, waiver or consent to any Finance Document or (b) an amendment is required pursuant to Clause 29.9 (Change of currency), the Obligors shall, within three Business Days of demand, reimburse the Finance Parties for the amount of all costs and expenses (including legal fees) reasonably incurred by the Finance Parties in responding to, evaluating, negotiating or complying with that request or requirement. For the purposes of this Clause, “relevant party” means any Obligor or any other party (other than a Finance Party) to a Finance Document.

16.3	Enforcement costs

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

17.1.1	guarantees to each Finance Party punctual performance by each other Obligor of all that other Obligor’s obligations under the Finance Documents;

17.1.2	undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

17.1.3	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

17.3.1	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

17.3.2	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 (Guarantee and indemnity) will not be affected by (and the intention of each Guarantor is that its obligations shall continue in full force and effect notwithstanding) any act, omission, matter or thing which, but for this Clause 17.4 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Clause 17 (Guarantee and indemnity) (without limitation and whether or not known to it or any Finance Party) including:

17.4.1	any time, waiver or consent granted to, or composition with, any Obligor or other person;

17.4.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor or other person;

17.4.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

17.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

17.4.5	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

17.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

17.4.7	any insolvency or similar proceedings.

17.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

17.6.1	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

17.6.2	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17 (Guarantee and indemnity).

17.7	Deferral of Guarantors’ rights

17.7.1	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent or the Security Trustee otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(A)	to be indemnified by an Obligor;

(B)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(C)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party; and/or

(D)	to claim any set off or counterclaim against any other Obligor or any other person liable or claim or prove in competition with the Finance Parties in the bankruptcy or liquidation of any other Obligor or any other person liable or have the benefit of, or share in, any payment from or composition with, any other Obligor or any other person liable or any other security now or hereafter held by the Finance Parties in respect of the obligations of any Obligor under the Finance Documents or for the obligations or liabilities of any other person liable but so that, if so directed by the Agent or the Security Trustee, it will prove for the whole or any part of its claim in the liquidation or bankruptcy of any other Obligor on terms that the benefit of such proof and of all of the money received by it in respect thereof shall be held on trust for the Finance Parties and applied in or towards discharge of the obligations of the Obligors under the Finance Documents in such manner as the Agent or the Security Trustee shall deem appropriate.

17.7.2	Without prejudice to Clause 17.7.1(D) or Clause 17.8 (Agent’s authority), if a Guarantor receives any benefit, payment or distribution in relation to such rights described in Clause 17.7.1, it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 29 (Payment mechanics).

17.8	Agent’s authority

If any Guarantor fails to claim or prove in the liquidation or bankruptcy of any other Obligor promptly upon being directed to do so by the Agent or the Security Trustee as contemplated by Clause 17.7.1(D) (Deferral of Guarantors’ rights):

17.8.1	the Agent or the Security Trustee (as the case may be) may, and is irrevocably authorised on behalf of such Obligor to, file any claims or proofs in such liquidation or bankruptcy on its behalf; and

17.8.2	the Agent or the Security Trustee (as the case may be) may direct the trustee in bankruptcy, liquidator, assignee or other person distributing the assets of any Obligor or their proceeds to pay distributions on the obligations or liabilities of such Obligor direct to the Agent or the Security Trustee on behalf of the Finance Parties until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

17.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor that is permitted under the terms of the Finance Documents, then on the date such Retiring Guarantor ceases to be a Guarantor:

17.9.1	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

17.9.2	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.11	Limitation of guarantee

Notwithstanding any other provision of any Finance Document, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations under this Clause 17 (Guarantee and indemnity) shall not be subject to avoidance under Section 548 of Title 11 of the United States Code, or to being set aside or annulled under any applicable law or regulation relating to fraud on creditors. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution which such Guarantor may have under this Clause 17 (Guarantee and indemnity), any other agreement or applicable law or regulation shall be taken into account.

CASH SWEEP AND EXPENDITURE CONTROLS

18.	CASH SWEEP AND EXPENDITURE CONTROLS

18.1	Cash sweep

18.1.1	On and from the Conversion Date, the Obligors shall, on the last day of each Interest Period, withdraw all Excess Amounts and apply the same in prepayment of the Loans.

18.1.2	Any repayment of the Loans under Clause 18.1.1 shall satisfy the obligations under Clause 6.2 (Repayment of Loans) in inverse order of maturity.

18.1.3	For these purposes:

(A)	“Excess Amounts” means, on any date:

(1)	the aggregate amounts standing to the credit of the Proceeds Accounts on such date other than such amounts which the Company can demonstrate to the reasonable satisfaction of the Majority Lenders will be required by the relevant obligors for the purposes of:

(a)	paying any amounts which are due and payable under the First Lien Documents and the Secured Hedging Agreements;

(b)	meeting any Permitted Expenditure which is due and payable;

(c)	meeting any accrued interest which is due and payable under this Agreement or the $81,250,000 convertible senior notes due 2012 referred to in Clause 21.6.2(B)(Financial Indebtedness); or

(d)	to the extent that the same has been approved by the Majority Lenders, any other amounts due and payable,

in each case, in the period of 60 days commencing on such date; and

(2)	to the extent that the aggregate amounts standing to the credit of any bank accounts (other than any Project Accounts) of any other member of the Group on such date exceeds $1,000,000, all such amounts standing to the credit of such bank accounts;

(B)	“relevant obligor” means any obligor under the First Lien Credit Agreement that is obliged thereunder to maintain a Proceeds Account.

18.2	Controls over discretionary expenditure

Unless the Majority Lenders otherwise consent, on and from the Conversion Date:

18.2.1	no Obligor may, and each Obligor shall ensure that no member of the Group will, incur any expenditure in connection with any Petroleum Asset in which it has an interest (other than any Borrowing Base Asset); and

18.2.2	no Obligor may, and each Obligor shall ensure that no member of the Group will, in any event, commit itself to incur any expenditure in connection with any Petroleum Asset in which it has an interest (other than any Borrowing Base Asset).

18.3	Cashflow projections

18.3.1	On the first day of each calendar month which occurs after August 2008, the Company shall supply to the Agent (in sufficient copies for all the Lenders if the Agent so requests) a monthly cashflow projection or statement relating to the projected expenditure and income of the members of the Group in the period of 12 months commencing on that first day of such month.

18.3.2	Each such cashflow projection or statement must be in a form, and must contain such information and in such level of detail, as the Agent (acting on the instructions of all the Lenders, acting reasonably) may require.

18.3.3	On and from the Conversion Date, the Company shall, and shall procure that each member of the Group will:

(A)	promptly upon receipt of the same, provide the Agent with copies of its bank statements for the bank accounts held by it; and

(B)	no later than three Business Days before the expiry of each Interest Period, provide the Agent with evidence of the amounts standing to the credit of each of the bank accounts held by it (including the Project Accounts); and

(C)	in any event, promptly upon request by the Agent, provide such information as the Agent may reasonably require for the purposes of monitoring the Obligors’ compliance with this Clause 18 (Cash sweep and expenditure controls).

19.	REPRESENTATIONS

19.1	Timing of representations

19.1.1	Each Obligor makes the representations and warranties set out in this Clause 19 (Representations) to each Finance Party on the date of this Agreement.

19.1.2	In addition, the Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(A)	the date of each Utilisation Request and the first day of each Interest Period; and

(B)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

19.2	Status

19.2.1	It, and each member of the Group party to a Transaction Document is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

19.2.2	It, and each member of the Group party to a Transaction Document has the power to own its assets and carry on its business as it is being conducted.

19.3	Powers and authority

It, and each member of the Group party to a Finance Document or material Project Document, has the power to enter into and perform, and has taken all necessary action to authorise the entry into, and performance of, the Finance Documents or material Project Documents to which it is a party and the transactions contemplated by those Finance Documents or material Project Documents.

19.4	Legal validity

Subject to any general principles of law limiting its obligations or the obligations of any member of the Group and specifically referred to in any legal opinion required, and delivered to the Agent, under this Agreement, each Finance Document and, to the best of its knowledge (after due enquiry), each material Project Document to which it, or any member of the Group, is a party:

19.4.1	is in full force and effect; and

19.4.2	is its legally binding, valid and enforceable obligation or, as the case may be, the legally binding, valid and enforceable obligation of that member of the Group,

19.5	and no person is in default under any Finance Document or material Project Document. Non-conflict

Subject to any general principles of law specifically referred to in the Norwegian legal opinion described in paragraph 5 of Schedule 3 (Conditions precedent) the entry into and performance by it of, or any Transaction Party of, and the transactions contemplated by, the Finance Documents, do not conflict with:

19.5.1	any law or regulation applicable to it or any member of the Group party to such documents;

19.5.2	its constitutional documents or the constitutional documents of any member of the Group party to such documents; or

19.5.3	any document which is binding upon (i) it or any of its assets or (ii) any member of the Group or any assets of any member of the Group.

19.6	Pari passu ranking

Its payment obligations, and the payment obligations of each Transaction Party, under the Finance Documents rank at least pari passu with all its other present unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

19.7	Insolvency

As at the date of this Agreement and, in the case of any member of the Borrower Group which does not have an interest in any Borrowing Base Asset at the date of this Agreement, the date on which any Petroleum Asset owned by such member of the Borrower Group becomes a Borrowing Base Asset, neither it nor any member of the Group has taken any steps, and (after due enquiry) it is not aware of any steps having been taken for:

19.7.1	the winding-up, administration, or dissolution of it or any member of the Group (or any of their respective assets); or

19.7.2	the appointment of any Insolvency Officer in relation to it or any member of the Group or their respective assets,

19.8	or any analogous step in any jurisdiction. No default

19.8.1	No Event of Default and, on the date of this Agreement, no Default has occurred and is continuing or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document and so far as it is aware no circumstances exist which threaten the foregoing.

19.8.2	No other event is outstanding which constitutes a default under any document which is binding on it, or any member of the Group or any of its assets or any assets of any member of the Group, in each case, to an extent or in a manner which is reasonably likely to result in a Material Adverse Change.

19.9	Authorisations

19.9.1	As at the date of a Finance Document and the date on which any Petroleum Asset becomes a Borrowing Base Asset, except for registration of any relevant Security Document, all Authorisations required by it, or any Transaction Party in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, that Finance Document have been obtained or effected (as appropriate) and are in full force and effect, and to the best of its knowledge (after due enquiry), no steps have been or are being taken for the revocation, variation or refusal of any such Authorisation.

19.9.2	As at the date of this Agreement and the date on which any Petroleum Asset becomes a Borrowing Base Asset, all material Authorisations required by it or any member of the Group in connection with:

(A)	the entry into, performance, validity and enforceability of; and

(B)	the transactions (including the exploitation of the Borrowing Base Assets) contemplated by,

each of the material Project Documents to which it or any member of the Group is a party have been obtained or effected (as appropriate) (or, in relation to the matters referred to at paragraph (B) above, if not yet required, there is no reason to believe that they will not be obtained in satisfactory terms at the time they are required) and are in full force and effect and, to the best of its knowledge (after due enquiry), no steps have been taken to revoke or amend such Authorisations.

19.9.3	As at the date of this Agreement and the date on which any Petroleum Asset becomes a Borrowing Base Asset, all material Authorisations required by it, or any member of the Group in connection with the exploitation of the Borrowing Base Assets as contemplated by the Finance Documents and each Projection, have been obtained or effected (as appropriate) and are in full force and effect and, to the best of its knowledge (after due enquiry), no steps have been taken to revoke or amend such Authorisations.

19.10	Financial statements

Its audited financial statements or, in the case of the Company, its audited consolidated financial statements most recently delivered to the Agent:

19.10.1	have been prepared in accordance with GAAP/IFRS, consistently applied; and

19.10.2	give a true and fair view of its financial condition as at the date to which they were drawn up,

19.11 19.12	except, in each case, as disclosed to the contrary in those financial statements. No Material Adverse Change As at the date of this Agreement, there has been no Material Adverse Change. Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened which, if adversely determined, would be reasonably likely to result in a Material Adverse Change.

19.13	Information Package

19.13.1	The factual information contained in the Information Package was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

19.13.2	The Information Package contains all information regarding each Obligor and the Borrowing Base Assets which is material as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

19.13.3	The estimates, forecasts and financial projections contained in the Information Package have been prepared, in good faith and with due care on the basis of recent historical information and assumptions believed by the Obligors to be reasonable as at the date it is stated to be given.

19.13.4	Each estimate, forecast and expression of opinion or intention contained in the Information Package was made in good faith, with due care and after careful consideration and enquiry and is believed by the Obligors to be reasonable as at the date at which it is stated to be given.

19.13.5	The Information Package did not, when provided, omit any information which, if disclosed, would make the Information Package untrue or misleading in any material respect.

19.13.6	As at the date of this Agreement, nothing has occurred which, if disclosed, would make the Information Package untrue or misleading in any material respect.

19.14	Security

Subject to:

19.14.1	any qualifications as to matters of law set out in any legal opinion required, and delivered to the Agent, under this Agreement;

19.14.2	any required registration of any Security Document;

19.14.3	the delivery of any notices required to be delivered pursuant to the Security Documents which has not been delivered on the date that this representation and warranty is, or is deemed to be, given; and

19.14.4	any rights of forfeiture (or similar rights) of the counterparties to the Project Documents,

each Security Document to which it or any Transaction Party is a party:

(A)	confers the Security of the type it purports to create over the assets over which a Security is purported to be given by that Security Document;

(B)	is valid and enforceable against (i) it or, as the case may be, the relevant Transaction Party which is party thereto, and (ii) its or, as the case may be, such Transaction Party ‘s Insolvency Officers and creditors; and

(C)	is not capable of being avoided or set aside, whether in the winding up, administration, or dissolution or otherwise of it (or any of its assets) or, as the case may be, such Transaction Party (or any such Transaction Party’s assets).

19.15	Environmental matters

19.15.1	To the best of its knowledge (after due enquiry) it has obtained all material Environmental Licences required by it in connection with each of the Borrowing Base Assets in which it has an interest and their exploitation and has at all times complied in all material respects with all those Environmental Licences and it and each other member of the Group has complied in all material respects with all applicable Environmental Laws.

19.15.2	To the best of its knowledge (after due enquiry) there is no material environmental contamination on any site connected with any Borrowing Base Asset or in which it or any member of the Group has an interest.

19.15.3	To the best of its knowledge (after due enquiry) there are no material Environmental Claims current, or to its knowledge, pending or threatened, connected with it, any member of the Group or any of the Borrowing Base Assets.

19.16	Borrowing Base Assets

19.16.1	The Obligors own, or have sufficient access to and the right to use all assets necessary for the exploitation of each Borrowing Base Asset as contemplated by the Transaction Documents and the then current Projection.

19.16.2	Save as disclosed in Section C of the Due Diligence Report, to the best of its knowledge (after due enquiry), the Obligors are the absolute legal and beneficial owner of each Borrowing Base Asset free from any Security or other interest of any kind (other than (i) the interests of co-venturers under the Project Documents relating to that Borrowing Base Asset, (ii) the Security under the Security Documents or (iii) the Security permitted under Clause 21.4 (Negative pledge)) and no member of the Group is under any obligation to create any Security over any Borrowing Base Asset (except by virtue of any Security Document or as permitted under Clause 21.4 (Negative pledge)).

19.16.3	So far as it is aware, no event or circumstance exists which entitles any person to terminate or suspend any Authorisation of a kind referred to in Clause 19.9.2 (Authorisations).

19.17	Copies of Project Documents

Save as disclosed in Section A of the Due Diligence Report, each copy of a Project Document delivered to the Agent by it is, at the time it is delivered, a correct and complete copy of the relevant document as in force at that time.

19.18	Laws and regulations

Subject to any general principles of law specifically referred to in the Norwegian legal opinion described in paragraph 5 of Schedule 3 (Conditions precedent) it and each member of the Group, is in compliance in all material respects with all applicable laws and regulations including any applicable tax laws and regulations. This implies that Dutch Financial Supervision Act (Wet op het financieel toezicht) is also applicable.

19.19	Insurances

19.19.1	All Insurances which are at any time required to be maintained or effected by it, or any member of the Group, pursuant to the Finance Documents are in full force and effect at that time, and to the best of its knowledge (after due enquiry), no event or circumstance has occurred, nor has there been any omission to disclose a fact, which would in either case entitle any insurer under those Insurances to avoid its liability or otherwise reduce its liability.

19.19.2	The Security Trustee (as security trustee for the Secured Creditors) will, on and from the first Utilisation Date, be named as co-insured in relation to all such Insurances.

19.20	No immunity

19.20.1	It, and each member of the Group party to a Transaction Document is subject to civil commercial law in respect of its obligations under the Transaction Documents.

19.20.2	None of it, any other member of the Group party to a Transaction Document, any of its assets, or any assets of any other member of the Group party to a Transaction Document, is entitled to any right of immunity, and the entry into and performance by it, and each member of the Group party to a Transaction Document, of the Transaction Documents to which it or, as the case may be, that member of the Group, is a party constitute private and commercial acts.

19.21	Governing law and enforcement

Subject to any qualifications as to matters of law set out in any legal opinion required, and delivered to the Agent, under this Agreement:

19.21.1	the relevant law chosen as the governing law of each of the Finance Documents to which it, or any member of the Group, is a party will be recognised and enforced in its jurisdiction of incorporation or, as the case may be, the jurisdiction of incorporation of such member of the Group;

19.21.2	the submission by it, or any member of the Group, to the jurisdiction of the courts of England under any relevant Finance Document to which it or, as the case may be, such member of the Group, is a party and any undertaking given in any Finance Document by it, or any member of the Group, not to claim any immunity, in each case, is legal, valid and binding under the law of its jurisdiction of incorporation or, as the case may be, the jurisdiction of incorporation of such member of the Group; and

19.21.3	any judgment obtained in England in relation to a Finance Document to which it, or any member of the Group, is a party will be recognised and enforced in its jurisdiction of incorporation or, as the case may be, the jurisdiction of incorporation of such member of the Group.

19.22	Deduction of Tax

As at the date of this Agreement it is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment that it may make under any Finance Document.

19.23	Ownership structure

19.23.1	As at the date of this Agreement, each of the Company’s Subsidiaries, apart from Endeavour Energy Luxembourg S.a.r.l, Endeavour Energy North Sea and Endeavour Energy Norge AS are Original Guarantors.

19.23.2	As at the date of this Agreement, the ownership structure of the Group is as set out in Schedule 8 (Group Structure).

19.24	No Security

No Security (or agreement to create the same) exists over any of its assets or any assets of any member of the Group save, in each case, as permitted under Clause 21.4 (Negative pledge).

19.25	Share Security

Each member of the Group that has entered into any Security Document for the purposes of granting Security over its shares in another member of the Group is the legal and beneficial owner of all of such shares and other assets (the “charged assets") secured, or purported to be secured, under such Security Document free from any Security (other than the relevant Security created pursuant to that Security Document); and the charged assets are free from any restrictions as to transfer or registration and are not subject to any calls or other liability to pay money.

19.26	Dutch Work’s Council Act

None of the Obligors incorporated in The Netherlands is required to obtain advice from any works council within the meaning of the Dutch Works Council Act (Wet op de Ondernemingsraden).

19.27	Final Salary Pension Schemes

No member of the Group has at any time operated a final salary pension scheme.

20.	INFORMATION UNDERTAKINGS

20.1	Financial statements

20.1.1	The Company must supply to the Agent (in sufficient copies for all the Lenders if the Agent so requests):

(A)	its audited consolidated financial statements for each of its financial years; and

(B)	its unaudited consolidated financial statements for each six month period in each of its financial years.

20.1.2	In addition, if the Agent so requests, each Obligor (other than the Company) must supply to the Agent (in sufficient copies for all the Lenders if the Agent so requests):

(A)	its financial statements (or, if the same have been audited, audited financial statements) for each of its financial years; and

(B)	its unaudited financial statements for each six month period in each of its financial years.

20.1.3	All financial statements for any financial year ending on or after 31st December 2005 must be supplied as soon as they are available and:

(A)	in the case of audited financial statements or audited consolidated financial statements of the Company, within 120 days;

(B)	in the case of audited financial statements or audited consolidated financial statements of each Obligor (other than the Company), within 180 days or, in the case only of Endeavour Energy UK Limited or any other Obligor incorporated in England and Wales, 304 days;

(C)	in the case of unaudited financial statements or unaudited consolidated financial statements of the Company, within 90 days; and

(D)	in the case of unaudited financial statements or unaudited consolidated financial statements of each Obligor (other than the Company), within 120 days,

of the end of the relevant financial period.

20.1.4	The Company must supply to the Agent, with each set of financial statements it supplies in accordance with Clause 20.1.2 and Clause 20.1.3, a certificate signed by a director of the Company (in form satisfactory to the Agent) demonstrating the compliance of the Group with Clause 22 (Financial Covenants) or, if it is not in compliance, stating this fact together with a brief explanation therefor.

20.2	Form of financial statements

20.2.1	Each Obligor must ensure that each set of financial statements supplied under this Agreement is prepared using GAAP/IFRS and gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date and for the period in respect of which those financial statements were drawn up.

20.2.2	Each Obligor must notify the Agent of any change to GAAP/IFRS, accounting practices or reference periods which affect the basis on which its audited consolidated financial statements or audited financial statements are prepared.

20.2.3	If requested by the Agent, the relevant Obligor must supply to the Agent:

(A)	a full description of any change notified under Clause 20.2.2; and

(B)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements or, as the case may be, audited financial statements delivered to the Agent under this Agreement.

20.2.4	If requested by the Agent, the Company must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the relevant Obligor and the Finance Parties in the same position as they would have been in if the change notified under Clause 20.2.2 had not happened. Any agreement between the Company and the Agent will, with the prior consent of the Majority Lenders, be binding on all the Parties.

20.2.5	If no agreement is reached under Clause 20.2.4 on the required amendments to this Agreement, the Company must ensure that its auditors certify those amendments required to be made to this agreement to place the relevant Obligor and the Finance Parties in the same position as they would have been in if the change notified under Clause 20.2.2 had not happened. The certificate of the auditors will, in the absence of manifest error, be binding on all the Parties.

20.3	Information: miscellaneous

Each Obligor must supply, and the Company must procure that each member of the Group supplies, to the Agent (in sufficient copies for all the Lenders if the Agent so requests):

20.3.1	copies of all documents dispatched by it to its creditors generally or any class of them or required by its constitutional documents or law to be dispatched to its shareholders (or any class of them) in their capacity as such, in each case, at the same time as they are dispatched;

20.3.2	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings relating to it which are current, threatened or pending which, if adversely determined, is reasonably likely to result in a Material Adverse Change;

20.3.3	promptly upon becoming aware of them, details of any potential or actual material warranty claim or any other material claim or dispute relating to it under any Transaction Document;

20.3.4	promptly upon becoming aware of it, any incident involving any material physical damage to a Borrowing Base Asset in which it has an interest and its proposal for reinstatement;

20.3.5	promptly upon changing its financial year end, details of the same; and

20.3.6	promptly on request, such further information regarding its financial condition and operations as any Finance Party through the Agent may reasonably request.

20.4	Information: Borrowing Base Assets

The Company shall supply to the Agent (in sufficient copies for all of the Lenders if the Agent so requests):

20.4.1	promptly upon receipt by it or any member of the Group, a copy of:

(A)	any production reports, budgets prepared by any operator, any minutes of operating committee meetings or any other document as the Agent may reasonably request from time to time, in each case, relating to any Borrowing Base Asset; and

(B)	any other information relating to a Borrowing Base Asset or a member of the Group that could change any Assumption in the then current Projection (in a material respect) or impose any additional material liability on any member of the Group;

20.4.2	promptly upon request by the Agent:

(A)	a copy of any Project Document; and

(B)	such information as the Lenders may reasonably require in respect of a Borrowing Base Asset or any member of the Group;

20.4.3	not less than 14 days before any member of the Group enters into any new material Project Document or any material amendment to any existing Project Document, details of that Project Document or material amendment; and

20.4.4	promptly upon receipt by an Obligor, or any member of the Group, a certified copy of any material Authorisation required under any law or regulation (including Environmental Laws and Environmental Licences) to enable that Obligor or member of the Group to perform its obligations under, or for the validity or enforceability of, any Finance Document.

20.5	Notification of Default

20.5.1	Unless the Agent has already been so notified, an Obligor shall, as soon as it becomes aware, promptly notify the Agent of any Default (and the steps, if any, being taken to remedy it).

20.5.2	Promptly on request by the Agent and together with the financial statements specified in Clause 20.1.2(A) (Financial statements), each Obligor must supply to the Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

20.6	Use of websites

20.6.1	Except as provided below, an Obligor may deliver any information under the Finance Documents to a Lender by posting it on to an electronic website if:

(A)	the Agent and the relevant Obligor agree;

(B)	the relevant Obligor and the Agent designate an electronic website for this purpose;

(C)	both the relevant Obligor and the Agent are aware of the address of and any relevant password specifications for the website; and

(D)	the information posted is in a format agreed between the relevant Obligor and the Agent.

The Agent must supply each relevant Lender with the address of and any relevant password specifications for the website.

20.6.2	Notwithstanding the above, each relevant Obligor must supply to the Agent in paper form a copy of any information posted on the website together with sufficient copies for each Lender:

(A)	if requested to do so by the Agent; or

(B)	if so required by a governmental requirement,

in each case within 10 Business Days of receipt of the request.

20.6.3	The Agent must promptly upon becoming aware of its occurrence, notify the relevant Obligor and the Lenders if:

(A)	the website cannot be accessed;

(B)	the website or any information on the website is infected by any electronic virus or similar software;

(C)	the relevant password specification for the website is changed; or

(D)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

In the circumstances in paragraphs (A) or (B) above occur, the relevant Obligor must supply any information required under this Agreement in paper form.

20.7	"Know your customer" checks
	20.7.1	If:

(A)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(B)	any change in the status, or the composition of the shareholders, of an Obligor after the date of this Agreement; or

(C)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any other Finance Party (or, in the case of Clause 20.7.1(C) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Finance Party) or any Finance Party (for itself or, in the case of the event described in Clause 20.7.1(C) above, on behalf of any prospective new Lender) in order for the Agent, such Finance Party or, in the case of the event described in Clause 20.7.1(C) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.7.2	Each Finance Party shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.7.3	The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Finance Parties) of its intention to request that any Relevant Affiliate becomes an Additional Obligor pursuant to Clause 25 (Changes to the Obligors).

20.7.4	If the accession of any person to this Agreement as an Additional Obligor pursuant to Clause 25 (Changes to the Obligors) obliges the Agent or any other Finance Party to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any other Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Finance Party) or any other Finance Party (for itself or on behalf of any prospective new Finance Party) in order for the Agent or such Finance Party or any prospective new Finance Party to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such person to this Agreement as an Additional Obligor.

20.8	Permitted Transactions

Each Obligor shall consult with the Agent prior to completing any Permitted Transaction described in paragraph (B) or (C) of the definition of “Permitted Transaction” set out in Clause 1.1 (Definitions) and promptly notify the Agent upon the completion of the same. The Obligors shall provide such evidence as the Agent (acting reasonably) may request for the purposes of ensuring that each such Permitted Transaction has been or, as the case may be, will be, completed upon the terms described in the relevant paragraph of the definition of “Permitted Transaction” and that the interests of the Secured Creditors have not been adversely affected.

21.	GENERAL UNDERTAKINGS

21.1	Authorisations

Each Obligor shall, and shall procure that each member of the Group shall, promptly obtain, maintain and comply with the terms of any material Authorisation required under any law or regulation (including Environmental Laws and Environmental Licences):

21.1.1	to enable it to perform its obligations (or exercise its rights) under, or for the validity or enforceability of, any Finance Document; or

21.1.2	to enable it to perform its obligations (or exercise its rights) under, or for the validity or enforceability of, any other Finance Document or material Project Document to which it is party or for the exploitation and/or operation of any Borrowing Base Asset in which it has an interest as contemplated by the Finance Document or material Project Document and the then current Projection.

21.2	Compliance with laws

Each Obligor shall, and shall procure that each member of the Group shall, comply in all material respects with all laws and regulations applicable to it or its assets or activities for the time being.

21.3	Pari passu ranking

Each Obligor shall, and shall procure that each member of the Group party to a Finance Document, shall ensure that its obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

21.4	Negative pledge
	21.4.1	Except as provided in Clause 21.4.2:

(A)	no Obligor may create or allow to exist any Security on, over, or affecting, any of its assets; and

(B)	each Obligor shall procure that no member of the Group creates or allows to exist any Security on, over, or affecting, any of its assets.

21.4.2	Clause 21.4.1 does not apply to:

(A)	any Security constituted by the Security Documents or arising under any other Finance Document (including any such Security that has been granted by the obligors under the First Lien Credit Agreement);

(B)	any Security comprising a netting or set-off arrangement entered into by an Obligor or any other member of the Group:

(1)	in the ordinary course of its banking and trading arrangements for the purpose of netting debit and credit balances;

(2)	under any Permitted Hedging Agreement; or

(3)	under any other Hedging Agreement to which any member of the Group that is not an Obligor is a party;

(C)	any lien arising by operation of law and in the ordinary course of trading and does not secure any amount more than 30 days overdue;

(D)	any Security that arises under or pursuant to a Project Document which does not secure any Financial Indebtedness;

(E)	any Security that are retention of title or set off arrangements constituted under industry standard conditions for the supply of goods acquired by any Obligor or any other member of the Group in the ordinary course of its trading;

(F)	any Security arising pursuant to the specific terms of any Equivalent Field Document which does not secure any Financial Indebtedness;

(G)	any Security which the Majority Lenders have consented to in writing;

(H)	any Security securing Financial Indebtedness, the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other Financial Indebtedness which has the benefit of any Security given by any member of the Group other than permitted under paragraphs 21.4.2(A) to 21.4.2(G) above) does not exceed $250,000 (or its equivalent in other currencies).

21.4.3	No Obligor may, and each Obligor shall procure that no member of the Group shall:

(A)	sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by that company or any member of the Group or Non Recourse Subsidiary; or

(B)	sell, transfer or otherwise dispose of any of its receivables on recourse terms,

in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

21.4.4	No Obligor may, and each Obligor shall ensure that no member of the Group shall, agree to an amendment of any document or enter into a document which may restrict its ability to create a Security envisaged by a Security Document.

21.5	Disposals

21.5.1	Except as provided in Clause 21.5.2, no Obligor may, and each Obligor shall procure that no member of the Group shall, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of any Borrowing Base Asset or any interests therein or any of its shareholding in any person holding any interest in any Borrowing Base Assets.

21.5.2	Clause 21.5.1 does not apply to:

(A)	sales of Petroleum under any Project Document or otherwise on arms’ length terms for cash-only consideration;

(B)	disposals arising solely by virtue of a unitisation or redetermination of a Borrowing Base Asset;

(C)	disposals of surplus materials or of materials that are forthwith replaced with materials of equivalent utility;

(D)	disposals of obsolete or surplus assets;

(E)	disposals of materials used in the course of its operations where such disposals are made in the ordinary course of business and on arms’ length terms;

(F)	disposals of a Petroleum Asset which has ceased to be designated as a Borrowing Base Asset pursuant to the First Lien Credit Agreement or any other Petroleum Asset (provided, in each case, that the proceeds of such disposal are applied in repayment of the Loans in accordance with Clause 7.3 (Mandatory prepayment));

(G)	any step which is part of a Permitted Transaction;

(H)	disposals with prior consent of the Majority Lenders;

(I)	any step which is part of a Permitted Hedging Agreement.

21.6	Financial Indebtedness

21.6.1	Except as provided in Clause 21.6.2, no Obligor may, and each Obligor shall procure that no member of the Group shall, at any time incur or have outstanding any Financial Indebtedness.

21.6.2	Clause 21.6.1 does not apply to:

(A)	any Financial Indebtedness incurred under the Finance Documents or;

(B)	any Financial Indebtedness accruing under the $81,250,000 convertible senior notes due 2012 of Endeavour International Corporation and any Financial Indebtedness incurred under any arrangement (“refinancing arrangements") entered into for the purposes of refinancing and repaying the Financial Indebtedness incurred under such convertible senior notes (provided that (i) the aggregate principal amount of the Financial Indebtedness under such refinancing arrangements and (to the extent that the Financial Indebtedness incurred under such convertible senior notes is only refinanced in part) any outstanding Financial Indebtedness under such convertible senior notes, does not exceed $81,250,000 and (ii) no payments of principal are payable under the refinancing arrangements before the Final Maturity Date);

(C)	Financial Indebtedness incurred under any Permitted Hedging Agreement or any guarantee given by a member of the Group in respect of a Permitted Hedging Agreement;

(D)	any Financial Indebtedness owed by an Obligor to another Obligor;

(E)	any Financial Indebtedness which is subordinated to amounts due to the Finance Parties under the Finance Documents pursuant to a subordination agreement approved by the Majority Lenders;

(F)	any Financial Indebtedness incurred under the Existing Second Lien Facility (provided that the same is repaid and discharged in its entirety from the proceeds of the Loans and the convertible loan notes described in Clause 21.6.2(G), and the credit facilities thereunder are cancelled in their entirety, in each case, on the first Utilisation Date);

(G)	any Financial Indebtedness incurred under the $40,000,000 11.5% unsecured convertible loan notes due 2014 issued by Endeavour Energy Luxembourg S.a.r.l (provided that no payments of interest or principal under such notes are payable before the Final Maturity Date);

(H)	any Financial Indebtedness incurred under the First Lien Credit Agreement provided that the aggregate principal amount of the Financial Indebtedness under the First Lien Credit Agreement does not exceed $225,000,000;

(I)	any Financial Indebtedness incurred other than under Clauses 21.6.2(A) to 21.6.2(H) which does not at any time exceed (in aggregate) $10,000,000 (or its equivalent in one or more other currencies); and

(J)	any other Financial Indebtedness incurred with the prior consent of the Majority Lenders.

21.7	Credits and guarantees

21.7.1	Except as provided in Clause 21.7.2, no Obligor may, and each Obligor shall procure that no member of the Group shall, make any loan or extend any other form of credit or financial accommodation, or give any guarantee of any person’s Financial Indebtedness, to any person, or otherwise be a creditor in respect of any Financial Indebtedness of any person.

21.7.2	Clause 21.7.1 does not apply to:

(A)	any loan, credit or financial accommodation to the extent required by or pursuant to any Project Document or any Equivalent Field Document;

(B)	trade credit and guarantees on usual commercial terms including guarantees by a member of the Group of oil and gas trading obligations of any other member of the Group;

(C)	the guarantee given by the Company to Paladin Resources Limited under the terms of the Acquisition Agreement;

(D)	any Financial Indebtedness permitted under Clause 21.6.2;

(E)	the guarantees given by the Obligors under Article XII of the Existing Second Lien Facility (provided that credit facilities thereunder are repaid and discharged in their entirety from the proceeds of the Loans and the convertible loan notes described in Clause 21.6.2(G), and cancelled in their entirety, in each case, on the first Utilisation Date);

(F)	any extension of credit given pursuant to a Permitted Hedging Agreement in relation to hedge receipts.

21.8	Change of business

21.8.1	Each Obligor shall procure that no substantial change is made to the general nature of its business or the business of the Group from that carried on at the date of this Agreement.

21.8.2	No Obligor shall:

(A)	carry on any business other than the ownership and exploitation of interests in Petroleum Assets and the exploration for, and production and disposal of Petroleum from, the areas covered by the petroleum production licences for such Petroleum Assets and activities associated with those activities; or

(B)	own any assets or incur any liabilities except for the purposes of carrying on that business.

21.9	Corporate existence

21.9.1	Each Obligor shall maintain, and shall ensure that each member of the Group maintains, its corporate existence under the laws of its jurisdiction of incorporation and each Obligor shall not, and shall ensure that no member of the Group will, change its corporate domicile, or attempt to resolve to do so.

21.9.2	No Obligor may, and each Obligor shall procure that no member of the Group shall, enter into any amalgamation, demerger, merger or reconstruction except a solvent amalgamation, demerger, merger or reconstruction within the Group with the consent of the Majority Lenders (such consent not to be unreasonably withheld).

21.9.3	The restrictions in Clauses 21.9.1 and 21.9.2 shall not apply to any step or procedure which is part of a Permitted Transaction.

21.10	Environmental matters

21.10.1	Each Obligor shall ensure that it, and the Company shall procure that each member of the Group is, and has been, in compliance in all material respects with all Environmental Laws and Environmental Licences applicable to it.

21.10.2	Each Obligor shall, and the Company shall procure that each member of the Group, shall promptly upon becoming aware of the same notify the Agent of:

(A)	any material Environmental Claim current, or to its knowledge, pending or threatened; or

(B)	any circumstances reasonably likely to result in an Environmental Claim.

21.11	Insurance

21.11.1	Each Obligor shall, and the Company shall procure that each member of the Group shall:

(A)	take out and maintain, or caused to be taken out and maintained, with respect to all of its assets and activities, insurance policies:

(1)	in such amounts and on such terms and against such risks as are normally insured against by prudent owners of comparable assets in the region in which the relevant assets are located or activities are taking place; and

(2)	against any other risks which the Agent may reasonably require as a result of any material change(s) in circumstances, risks or the Majority Lenders’ reasonable perception of risk.

(B)	ensure that each Insurance is maintained:

(1)	with an insurance company or underwriters acceptable to the Agent (acting reasonably); and

(2)	otherwise on terms consistent with the good practice of prudent owners of comparable assets;

(C)	ensure that moneys received by it under any Insurances relating to third party liability are applied directly to the person to whom the liability to which the sum relates was incurred, or to the relevant insured party in reimbursement of moneys expended in satisfaction of such liability;

(D)	procure that the Security Trustee (as security trustee for the Secured Creditors is, on and from the first Utilisation Date, named as a co-insured party upon the policy, certificate or cover note relating to each Insurance;

(E)	not do, or knowingly permit anything to be done, which may make any Insurance void, voidable, unavailable or unenforceable or render any sum which may be paid out under such insurance repayable in whole or in part;

(F)	promptly pay all premiums, calls and contributions and do all other things necessary to keep each Insurance maintained in full force and effect;

(G)	produce to the Agent (i) the policy, certificate or cover note relating to any Insurance, (ii) the receipt for payment of any premium for any Insurance or (iii) such other details of any Insurance as the Agent may reasonably request; and

(H)	if the Security Trustee so requires:

(1)	enter into a Security Document (in form and substance satisfactory to the Security Trustee) for the purposes of granting Security over such Insurances which relate to the Borrowing Base Assets and the proceeds thereof in favour of the Security Trustee unless such Security has been granted under an existing Security Document; and

(2)	deliver to the Security Trustee, or procure the delivery to the Security Trustee of, any legal opinion or other document that the Security Trustee may reasonably require in connection with the entry into such Security Document.

21.11.2	No Finance Party shall have any liability for the payment of premiums or any other amount owing in respect of any insurance.

21.11.3	If any Obligor or member of the Group fails to pay any premium relating to any Insurances, the Agent may, at its sole discretion, pay any premium due and the Obligors shall immediately pay to the Agent the amount of such premium.

21.12	Project Documents

Each Obligor shall:

21.12.1	ensure that none of its rights under or in respect of any Project Document are at any time cancelled, terminated, suspended or limited if the same would be reasonably likely to result in a Material Adverse Change;

21.12.2	not agree to any waiver, amendment, termination or cancellation of any Project Document if the same would be reasonably likely to result in a Material Adverse Change;

21.12.3	duly and properly perform, in all material respects, its obligations under the Project Documents (except to the extent, if any, they are inconsistent with its obligations under the Finance Documents);

21.12.4	exercise its rights, and (so far as within its power) ensure that others exercise their respective rights, under and in respect of the Project Documents consistently with its obligations under the Finance Documents; and

21.12.5	not enter into any Project Document the entry into, performance, termination or breach of which would be reasonably likely to result in a Material Adverse Change.

21.13	Borrowing Base Assets

Each Obligor shall:

21.13.1	exercise such votes and other rights as it may have under the Project Documents with a view to ensuring (so far as it is able) that each Borrowing Base Asset is at all times exploited and operated in a reasonable and prudent manner and in accordance with good industry practice, all applicable laws and regulations and the provisions of the Project Documents;

21.13.2	prior to the Abandonment Date forecast in the then current Projection, not concur in, and shall vote against, any proposal or decision to abandon all or any material part of any of its Borrowing Base Assets unless the Agent has received a copy of any confirmation provided by the technical bank under the First Lien Credit Agreement to the Company confirming that if a new Projection (reflecting such an abandonment) were to be adopted, the same would not result in the Borrowers having to reduce the utilisations under the First Lien Credit Agreement in accordance with the first First Lien Credit Agreement following the adoption of that Projection;

21.13.3	not exercise its rights on any operating or similar committee in a manner that would be materially prejudicial to the interests of any Finance Party under the Finance Documents; and

21.13.4	maintain full and proper technical and financial records in relation to each of its Borrowing Base Assets, and ensure (so far as it is able) that the Agent (and/or any person nominated by it) is afforded reasonable access to each of its Borrowing Base Assets and all such records during normal business hours on reasonable notice.

21.14	Taxes
Each Obligor shall, and the Company shall procure that each member of the Group shall:
	21.14.1	maintain its tax residence in the relevant country of incorporation;

21.14.2	procure that all Taxes payable by, or assessed upon, it are paid when due save to the extent that such payment is being contested in good faith and being lawfully withheld;

21.14.3	to the fullest extent it is able to do so, apply any and all tax credits, losses, reliefs or allowances taken into account in any Projection at any time in the manner, at the time and to the extent that they were so taken into account;

21.14.4	not surrender or dispose of any tax credit, loss, relief or allowance to any person other than an Obligor; and

21.14.5	file all tax returns required to be filed by it in any jurisdiction within the period required by law.

21.15	Syndication

Each Obligor shall, provide all reasonable assistance to the Mandated Lead Arrangers and the Finance Parties in effecting the primary syndication of the Facility, including by:

21.15.1	providing such information available to it as may be required by the Mandated Lead Arrangers or any Lender (acting reasonably) in connection with syndication of the Facility (including in connection with the preparation, revision and approval of an information memorandum in connection with the primary syndication);

21.15.2	making management and members of staff available at reasonable times and on reasonable notice for the purposes of making presentations to potential lending institutions; and

21.15.3	otherwise assisting the Mandated Lead Arrangers or any Lenders, to the extent reasonably necessary to achieve the successful syndication of the Facility.

21.16	Security Documents

21.16.1	Save as disclosed in Section D of the Due Diligence Report and save, for any registration of the Security Documents which is to be undertaken by the Lenders’ legal counsel, each Obligor shall, and shall ensure that each member of the Group party to any Security Document shall, take all such steps (including the obtaining and/or carrying out of all relevant approvals, filings, registrations or recordings) as are available to it and as are reasonably necessary for the purposes of ensuring that each Security Document:

(A)	confers the Security of the type it purports to create over the assets over which a Security is purported to be given by that Security Document;

(B)	is valid and enforceable against the relevant member of the Group which is party thereto and such Group member’s Insolvency Officers and creditors; and

(C)	is not capable of being avoided or set aside, whether in the winding up, administration or dissolution or otherwise of such member of the Group.

21.16.2	Without prejudice to Clause 21.16.1 each Obligor shall, and shall ensure that each member of the Group party to any Security Document shall, promptly pay all stamp, registration and similar taxes and fees that are payable in connection with each Security Document to which it is a party.

21.17	Petroleum won and saved

Each Obligor shall use all reasonable endeavours to procure that all Petroleum won and saved from any Borrowing Base Asset and which it is entitled to lift is dealt with in accordance with good commercial practice and is sold (whether pursuant to a spot or term contract) on the best terms (as to price and otherwise) as are reasonably available to companies of comparable standing to the relevant Obligor at the date the relevant contract is entered into.

21.18	Ownership

The Company must (subject only to any Security constituted under any Security Document) at all times beneficially and legally own (whether directly or indirectly) the whole of the issued share capital of each Obligor (other than itself).

21.19	Distributions

21.19.1	At any time after the Conversion Date, no Obligor shall, and the Company shall ensure that no member of the Group shall, make or pay, or permit to be made or paid, any dividend or distribution (whether in cash or in kind) in relation to its share capital, any redemption or reduction of any share capital, any payments in respect of any loans made available to it by any Affiliate or any other distribution to any of its shareholders save for any of the foregoing in and among or to the Obligors and any dividend or distribution that has been declared prior to the occurrence of the Conversion Date.

21.19.2	No Obligor may, and each Obligor shall ensure that no member of the Group will, agree to any arrangement (other than the Finance Documents or the First Lien Credit Agreement) which may restrict its ability to declare, make or pay any dividend, distribution or any payments referred to in Clause 21.19.1.

21.19.3	On and from the Conversion Date, no Obligor may, and each Obligor shall ensure that no member of the Group will, make or pay any dividend or distribution in relation to its share capital in cash.

21.20	Hedging

21.20.1	Each Obligor shall comply with the requirements of the First Lien Credit Agreement with respect to the entry into any Hedging Agreements.

21.20.2	Promptly upon request, the Company shall provide to the Agent a report (in a form satisfactory to the Agent, acting reasonably) which confirms whether the Obligors are in compliance with such requirements of the First Lien Credit Agreement.

21.20.3	No Obligor may enter into any Hedging Agreement unless:

(A)	such Hedging Agreement has been entered into pursuant to Clause 21.20.1 in connection with the Borrowing Base Assets;

(B)	such Hedging Agreement has been entered into with a Hedging Bank or such other hedging counterparty that has a credit rating of at least A3 with Moody’s Investors Service Inc. or A- with Standard and Poor’s Rating Group or such other lower credit rating as may be acceptable to the Majority Lenders; and

(C)	in the case of any such Hedging Agreement with a Hedging Bank, that Hedging Agreement has been entered into in compliance with the Intercreditor Agreement.

21.20.4	Each Obligor that enters into a Hedging Agreement on or after the date of this Agreement shall:

(A)	enter into a Security Document in form and substance satisfactory to the Security Trustee for the purposes of granting Security over that Hedging Agreement in favour of the Security Trustee unless Security over such Hedging Agreement has been granted to the Security Trustee under any existing Security Document;

(B)	without prejudice to Clause 21.16 (Security Documents), promptly obtain all such Authorisations as may be necessary in order for such Security to be granted; and

(C)	deliver to the Security Trustee, or procure the delivery to the Security Trustee of, any legal opinion or other document that the Security Trustee may reasonably require in connection with the entry into such Security Document.

21.20.5	Save for:

(A)	any Security that is permitted to be granted pursuant to Clause 21.4 (Negative pledge) in respect of any such Hedging Agreement; and

(B)	any guarantee that is permitted pursuant to Clause 21.6 (Financial Indebtedness) and Clause 21.7 (Credits and guarantees) in respect of any such Hedging Agreement,

no Obligor may, and each Obligor shall ensure that no member of the Group shall, enter into any margin call arrangement, post any collateral or credit support, grant any Security or otherwise give any guarantee or other financial accommodation in respect of any Hedging Agreement that such Obligor or, as the case may be, such member of the Group enters into.

21.20.6	The Obligors shall ensure that no member of the Group (other than an Obligor) enters into any Hedging Agreement.

21.20.7	No Obligor shall after the date of this Agreement enter into any Hedging Agreement under any Master Agreement, Schedule or other agreement in effect prior to the date of this Agreement, except a Master Agreement in respect of the existing commodity hedges which the Group has in place with J. Aron and Company (a Goldman Sachs subsidiary).

21.21	Non-Recourse Subsidiaries

Unless the Agent (acting reasonably) shall otherwise agree in writing, the Company:

21.21.1	will procure that (i) no investment in any Non-Recourse Subsidiary is made by any member of the Group (whether represented by amounts subscribed for shares, debentures or otherwise howsoever) and (ii) no Non-Recourse Subsidiary will incur or permit to remain outstanding any indebtedness (whether present, future, actual or contingent) or other liability to any member of the Group, unless (x) (in every such case) at the time such investment is made or indebtedness or other liability is incurred, the Conversion Date has not occurred and no Default is continuing and immediately prior to the making of such investment or such indebtedness or other liability being incurred a director of the Company has certified on behalf of the Company that no Default is continuing and (y) the Company would, under the terms of this Agreement, otherwise be free to pay an amount equal to the amount of such investment, indebtedness or liability to its shareholders by way of dividend;

21.21.2	without prejudice to the generality of the foregoing, it will procure that no member of the Group gives any guarantee, undertaking or indemnity or undertakes to permit to subsist any other liability whatsoever contingent or otherwise in favour of or in respect of an obligation of any Non-Recourse Subsidiary (whether in respect of indebtedness or the performance of any obligation or otherwise howsoever);

21.21.3	without prejudice to the foregoing, it will ensure that all transactions entered into between any member of the Group and any Non-Recourse Subsidiary (other than the declaration or payment of any dividend or other distribution by a Non-Recourse Subsidiary to a member of the Group) shall be on an arms length basis and on normal commercial terms;

21.21.4	will ensure that no Non-Recourse Subsidiary acquires any interest in or entitlement to (or to the revenues from) any asset the revenues from which were included in a Projection;

21.21.5	will ensure that no Non-Recourse Subsidiary itself has any subsidiary other than a subsidiary which is also a Non-Recourse Subsidiary;

21.21.6	will procure that, insofar as there is a significant risk that it might materially affect the ability of any Obligor to perform any of their obligations under the Transaction Documents or might otherwise result in a liability being imposed on any Finance Party, each Non-Recourse Subsidiary:

(A)	exercises all its powers to obtain and maintain in full force and effect all material Authorisations applicable to it and will comply in all material respects with all conditions and obligations to which such material Authorisations may be subject;

(B)	carries on its business as a whole in a prudent manner and uses all reasonable endeavours to procure that each Petroleum interest of it is operated in accordance with good oilfield practice;

(C)	promptly pays as and when due, unless and to the extent only that such royalties, Taxes and duties are being contested by it in good faith, all royalties, Taxes and duties of whatsoever kind and whether payable in the United Kingdom or elsewhere; and

(D)	complies with all laws and regulations, applicable to it (including all Environmental Laws and Licences) in all material respects;

21.21.7	will procure that each Non-Recourse Subsidiary, (i) promptly upon becoming aware of the same, gives written notice to the Agent of every notice of default or adverse claim or demand made by any person against such Non-Recourse Subsidiary affecting any of its assets of whatsoever nature (disregarding for this purpose any of the aforesaid of a spurious nature) if such default (if proved) or claim or demand (if successful) is reasonably likely to result in a liability being imposed on any member of the Group and (ii) diligently takes all reasonable steps open to such Non-Recourse Subsidiary to remedy any such default and protect and defend its interest in the relevant asset against any such adverse claim or demand; and

21.21.8	will procure that each Non-Recourse Subsidiary, as soon as reasonably practicable following request by the Agent, provides to the Agent such information as the Agent may reasonably request for the purpose of monitoring compliance with the representations, covenants and other obligations hereunder which have application to Non-Recourse Subsidiaries.

21.22	Conditions subsequent – Security

Unless all the Lenders otherwise consent, each Obligor shall procure, and shall procure that each member of the Group shall as soon as possible after the date of this Agreement and, in any event, no later than the date falling 45 days after the date of this Agreement:

21.22.1	enter into such document(s) as may be required by the Security Trustee (in each case, in form and substance satisfactory to the Security Trustee) for the purposes of ensuring that the Finance Parties will, for the purposes of securing the obligations and liabilities of the Obligors hereunder, have the benefit of Security over the same assets which are the subject of the Security constituted pursuant to the First Lien Credit Agreement;

21.22.2	deliver to the Security Trustee or procure the delivery to the Security Trustee of, any documents (including director’s or officer’s certificates and copies of the board minutes) that may be required for the purposes of any legal opinion that the Security Trustee may reasonably require in connection with such document(s) and/or such Security Documents; and

21.22.3	without prejudice to Clause 21.16 (Security Documents), take all such steps as may reasonably be required by the Security Trustee for the perfection or protection of such Security.

21.23	Condition subsequent – Endeavour North Sea

Unless all the Lenders otherwise consent, each Obligor shall procure that Endeavour North Sea becomes an Additional Guarantor on or before the date falling 90 days after the date of this Agreement (the “Accession Date”) and shall ensure that on or before the Accession Date:

21.23.1	Endeavour North Sea (a) delivers to the Agent a duly completed and executed Accession Letter and (b) executes and enters into all other documents and takes all such other steps as the Agent may reasonably require in connection with its accession to, or entry into, all relevant Finance Documents as an Additional Guarantor; and

21.23.2	the Agent receives all of the documents and other evidence listed in Part II (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 3 (Conditions precedent) in relation to Endeavour North Sea, each in form and substance satisfactory to the Agent.

21.24	No detrimental amendments

Subject always to the Intercreditor Agreement, no Obligor may, and each Obligor shall ensure that no member of the Group will, to the extent that this Agreement incorporates the terms (including definitions) of the First Lien Credit Agreement (including for the purposes of Clause 18 (Cash sweep and expenditure controls)), agree to modify any such incorporated or related term without the consent of the Majority Lenders if as a result of such modification, the rights or interests of the Finance Parties hereunder would be prejudiced in any material way.

22.	FINANCIAL COVENANTS

22.1	Definitions
In this Clause 22 (Financial covenants):
	22.1.1	“Consolidated Cash and Cash Equivalents” means, at any time:

(A)	cash in hand or on deposit with any acceptable bank (including cash collateral balances for decommissioning costs and debt service cash balances);

(B)	certificates of deposit, maturing within one year after the relevant date of calculation, issued by an acceptable bank;

(C)	any investment in marketable obligations issued or guaranteed by the government of the United States of America or the U.K. or by an instrumentality or agency of the government of the United States of America or the U.K. having an equivalent credit rating;

(D)	open market commercial paper:

(1)	for which a recognised trading market exists;

(2)	issued in the United States of America or the U.K.;

(3)	which matures within one year after the relevant date of calculation; and

(4)	which has a credit rating of either A 1 by Standard & Poor’s or Fitch or P 1 by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long term debt obligations, an equivalent rating;

(E)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an acceptable bank; or

(F)	any other instrument, security or investment approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is capable of being applied against Consolidated Total Borrowings. An “acceptable bank” for this purpose is a commercial bank or trust company which has a rating of A- or higher by Standard & Poor’s Rating Group or Fitch or A3 or higher by Moody’s Investors Service Inc. or a comparable rating from an internationally recognised credit rating agency for its long term debt obligations or has been approved by the Majority Lenders.

22.1.2	“Consolidated EBITDA” means the consolidated gross pre taxation profits of the Group for a Measurement Period:

(A)	excluding the gross pre taxation profits of a member of the Group for that part of that Measurement Period when it was not a member of the Group and the gross pre taxation profits relating to business or assets acquired by a member of the Group during that Measurement Period for that part of that Measurement Period when the business or assets were not owned by a member of the Group; and

(B)	excluding the gross pre taxation profits attributable to any member of the Group or to any business or assets sold during that Measurement Period,

and all as adjusted by:

(1)	adding back Consolidated Net Interest Payable;

(2)	taking no account of any exceptional or extraordinary item;

(3)	excluding any amount attributable to minority interests;

(4)	adding back depreciation, depletion, amortisation and all exploration and appraisal write-offs;

(5)	taking no account of any revaluation of an asset or any loss or gain over book value arising on the disposal of an asset (otherwise than in the ordinary course of trading) by a member of the Group during that Measurement Period;

(6)	adding back any non-cash decommissioning charges;

(7)	adding back any non-cash impairment charges; and

(8)	taking no account of any other non-cash charges or credits (including any non-cash charges or credits arising by reason of the operation of IAS 17 or IAS 39).

22.1.3	“Consolidated Interest Payable” means all interest and other financing charges (whether, in each case, paid, payable or capitalised) incurred by the Group during a Measurement Period (excluding any amortisation of any financing fees which have been paid and any amortisation of any interest related to decommissioning liabilities).

22.1.4	“Consolidated Interest Receivable” means all interest and other financing charges received or receivable by the Group during a Measurement Period.

22.1.5	“Consolidated Net Interest Payable” means Consolidated Interest Payable less Consolidated Interest Receivable during the relevant Measurement Period.

22.1.6	“Consolidated Total Borrowings” means, in respect of the Group, at any time the aggregate of the following:

(A)	the outstanding principal amount of any moneys borrowed;

(B)	the outstanding principal amount of any acceptance under any acceptance credit;

(C)	the outstanding principal amount of any bond, note, debenture, loan stock or other similar instrument;

(D)	the capital element of indebtedness under a finance or capital lease;

(E)	the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non recourse basis);

(F)	the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(G)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (C) above;

(H)	the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(I)	the outstanding amount of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution in respect of which any member of the Group has provided a counter-indemnity; and

(J)	the outstanding principal amount of any indebtedness of any person of a type referred to in paragraphs (A) – (I) above which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the Group.

22.1.7	“Consolidated Total Net Borrowings” means at any time Consolidated Total Borrowings less Consolidated Cash and Cash Equivalents.

22.1.8	“Current Assets” means, in relation to the Group, the aggregate value of the current assets which are reasonably expected to be realised, consumed or sold in the ordinary course of the trading activities of the Group within one year of the date from which any calculation falls to be made together with cash at bank.

22.1.9	“Current Liabilities” means, in relation to the Group, the aggregate value of the current liabilities which are reasonably expected to be repayable or payable within one year from the date on which any calculation falls to be made but disregarding any amounts repayable under the First Lien Credit Agreement which it is anticipated are to be funded by way of a rollover loan thereunder.

22.1.10 22.1.11 22.1.12	“Current Ratio” means the ratio of Current Assets to Current Liabilities.
“IAS 17” means standard 17 (relating to leases) under IFRS.
“IAS 39” means standard 39 (relating to financial instruments) under IFRS.

22.1.13	“Measurement Period” means each of the two consecutive six month periods in a financial year of the Company.

22.2	Interpretation

22.2.1	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in the preparation of the financial statements delivered in accordance with Clause 20.1 (Financial statements).

22.2.2	Any amount in a currency other than dollars is to be taken into account at its dollar equivalent calculated on the basis of:

(A)	the Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market for dollars at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

(B)	if the amount is to be calculated on the last day of a financial period of the Company, the relevant rates of exchange used by the Company in, or in connection with, its financial statements for that period.

22.2.3	No item must be credited or deducted more than once in any calculation under this Clause 22 (Financial Covenant).

22.3	Current Ratio

The Company must ensure that the Current Ratio on the last day of each Measurement Period is greater than 1.1:1

22.4	Gearing

The Company must ensure that the ratio of (1) Consolidated Total Net Borrowings to (2) Consolidated EBITDA on the last day of each Measurement Period is less than or equal to 3.0:1.

22.5	Compliance

The financial covenant set out in this Clause 22 (Financial Covenant) shall be tested by reference to each of the financial statements most recently delivered pursuant to Clause 20.1 (Financial statements).

22.6 Verification

The Agent may, at any time, at the Company’s expense, require the auditors of the Company to verify any figure or calculation made in any certificate delivered pursuant to Clause 20.1.4 (Financial Statements) if it reasonably believes that any such figure or calculation is incorrect. If the Agent is not satisfied (acting reasonably) with the verification provided by the auditors, it may, at the Company’s expense, appoint an independent firm of accountants to investigate and verify the relevant figures. Such verification shall be conclusive evidence of whether the Company is in compliance with Clause 22 (Financial Covenant).

23.	EVENTS OF DEFAULT

23.1	General

Each of the events or circumstances set out in Clause 23.2 (Non-payment and failure to reduce) to Clause 23.22 (Senior defaults) (inclusive) is an Event of Default.

23.2	Non-payment and failure to reduce

An Obligor or any Transaction Party does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

23.3	23.2.1is caused by technical or administrative error or a Disruption Event; and 23.2.2is remedied within two Business Days of the due date. Breach of other obligations

23.3.1	The Company does not comply with any term of Clause 22 (Financial Covenants).

23.3.2	An Obligor or any Transaction Party does not comply with any other term of the Finance Documents to which it is a party not already referred to in Clause 23.3.1, unless the non-compliance:

(A)	in the reasonable opinion of the Majority Lenders, is capable of remedy; and

(B)	is remedied within 10 Business Days of the earlier of the Agent giving notice and the relevant Obligor or Transaction Party (as the case may be) becoming aware of the non-compliance.

23.4	Misrepresentation

A representation made or repeated by any Obligor or Transaction Party in any Finance Document to which it is a party or in any document delivered by or on behalf of any Obligor or Transaction Party under any Finance Document to which it is a party is incorrect in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation:

23.4.1	are capable of remedy; and

23.4.2	are remedied within 10 Business Days of the earlier of the Agent giving notice and the relevant Obligor or Transaction Party (as the case may be) becoming aware of the misrepresentation.

23.5	Cross-default

Any of the following occurs in respect of an Obligor or any other member of the Group:

23.5.1	any of its Financial Indebtedness is not paid when due and payable (after the expiry of any originally applicable grace period);

23.5.2	any of its Financial Indebtedness:

(A)	becomes prematurely due and payable;

(B)	is placed on demand; or

(C)	is capable of being declared by a creditor to be prematurely due and payable or being placed on demand,

in each case, as a result of an event of default (howsoever described); or

23.5.3	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within Clause 23.5.1, Clause 23.5.2 or Clause 23.5.2(C) (as the case may be) is less than $10,000,000 (or its equivalent in one or more other currencies).

23.6	Insolvency

Any of the following occurs in respect of an Obligor or any other member of the Group:

23.6.1	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

23.6.2	it admits its inability to pay its debts as they fall due;

23.6.3	it suspends making payments on any of its debts or announces an intention to do so;

23.6.4	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of any of its indebtedness; or

23.6.5	a moratorium is declared in respect of any of its indebtedness.

23.7	Insolvency proceedings

23.7.1	Except as provided in Clause 23.7.2, any of the following occurs in respect of an Obligor or any other member of the Group:

(A)	any step is taken with a view to a faillissement, surséance van betaling, composition, assignment or similar arrangement with any of its creditors;

(B)	a meeting of it is convened for the purpose of considering any resolution for (or to petition for) its winding-up, administration, or dissolution or any such resolution is passed;

(C)	any person presents a petition, files an application or takes any other analogous steps for its winding-up, administration, or dissolution;

(D)	an order for its winding-up, administration, or dissolution is made;

(E)	any Insolvency Officer is appointed in respect of it or any of its assets;

(F)	its directors or other officers request the appointment of an Insolvency Officer;

(G)	a notice under section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990) or section 16(d) of the Social Insurance Co-ordination Act of The Netherlands (Coördinatiewet Sociale Verzekeringen) is filed upon a member of the Group that is incorporated or established in The Netherlands; or

(H)	any other analogous step or procedure is taken in any jurisdiction.

23.7.2	Clause 23.7.1 does not apply to:

(A)	any step or procedure which is part of a Permitted Transaction; or

(B)	a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 14 days; or

(C)	any petition, action, proceeding or step which is demonstrated by the Company to the reasonable satisfaction of the Agent to be frivolous, vexatious or otherwise an abuse of process of court.

23.8	Enforcement of security

Any steps are taken to enforce any Security securing Financial Indebtedness in excess of $5,000,000 (or its equivalent in one or more other currencies), in aggregate, over any part of the assets of an Obligor or any other member of the Group.

23.9	Creditors’ process

Any prejudgment attachment (conservatoir Beslag), expropriation attachment, sequestration, distress, execution, diligence or analogous event affects any asset(s) of any Obligor or any other member of the Group having an aggregate value in excess of $5,000,000 (or its equivalent in one or more other currencies) and is not discharged within 14 days unless it is any petition, action, proceeding or step which is demonstrated by the Company to the reasonable satisfaction of the Agent to be frivolous, vexatious or otherwise an abuse of process of court.

23.10	Analogous proceedings

There occurs, in relation to any Obligor or any other member of the Group, any event anywhere which, in the reasonable opinion of the Majority Lenders, corresponds with any of those mentioned in Clauses 23.6 (Insolvency) to 23.9 (Creditors’ process) (inclusive).

23.11	Cessation of business

Any Obligor threatens to cease to carry on business except as part of a Permitted Transaction.

23.12	Unlawfulness

It is or becomes unlawful for any Obligor to perform any of its material obligations under any Project Document.

23.13	Effectiveness of Finance Documents

23.13.1	It is or becomes unlawful for any Obligor or Transaction Party to perform any of its payment obligations or other material obligations under the Finance Documents.

23.13.2	Any Finance Document, the guarantee of any Guarantor or any Security purported to be created or evidenced by any Security Document is not effective or is unenforceable or is alleged by any Obligor or any Transaction Party to be ineffective or unenforceable for any reason.

23.13.3	An Obligor or Transaction Party repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.14	Ownership

Any member of the Group that holds any interests in any Borrowing Base Assets or Obligor is not or ceases to be a wholly-owned (directly or indirectly) by the Company.

23.15	Project Documents

23.15.1	All or any part of any Project Document is not, or ceases to be, a legal, valid and binding obligation of any person expressed to be party to it in circumstances which are reasonably likely to result in a Material Adverse Change.

23.15.2	Any party to any Project Document defaults under that Project Document in circumstances which are reasonably likely to result in a Material Adverse Change.

23.15.3	All or any part of any Project Document is suspended, terminated or revoked in circumstances which are reasonably likely to result in a Material Adverse Change.

23.16	Borrowing Base Assets

23.16.1	A decision is taken to abandon a Borrowing Base Asset unless such a decision was taken in compliance with Clause 21.13.2 (Borrowing Base Assets).

23.16.2	All or any part of the interest of any member of the Group in any Borrowing Base Asset (or any Petroleum or revenues or other moneys arising in respect of it) is nationalised, expropriated, compulsorily acquired or seized by any government or any governmental or public sector agency, or any such government or agency takes, or officially announces that it will take, any step with a view to any of the foregoing and the same is reasonably likely to result in a Material Adverse Change.

23.17	Litigation

Any judgment is made or award is issued against any Obligor in relation to any litigation, arbitration or administrative proceedings in an amount equal to or exceeding $10,000,000 (or its equivalent in one or more other currencies) or any litigation, arbitration or administrative proceeding is instituted or current in respect of any Obligor or any member of the Group which would be reasonably likely, if adversely determined, to result in a Material Adverse Change.

23.18	Authorisations

Any Authorisation necessary for the ownership of any interest in, the development or the operation of, any Borrowing Base Asset is revoked, cancelled, surrendered, terminated or varied and the same would be reasonably likely to result in a Material Adverse Change.

23.19	Material Adverse Change

An event occurs which is reasonably likely to result in a Material Adverse Change as compared to the position as at the date of this Agreement.

23.20	Qualification of accounts

Any audited financial statements delivered to the Agent under this Agreement is qualified in any material way.

23.21	Evidential inadmissibility

At any time any act, condition or thing required to be done, fulfilled or performed (other than by the Finance Parties) in order to make each Finance Document to which any Obligor or Transaction Party is a party admissible in evidence in the country in which such party is incorporated is not done, fulfilled or performed to the extent or in a respect such that the effect thereof is materially to impair the legality, validity or enforceability of the obligations of any Obligor or any Transaction Party under the Finance Documents.

23.22	Senior defaults

An Event of Default (as defined in the First Lien Credit Agreement) has occurred and is continuing.

23.23	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

23.23.1	cancel the Aggregate Commitments whereupon they shall immediately be cancelled; and/or

23.23.2	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

23.23.3	declare that all or part of the Loans payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders
Subject to this Clause 24 (Changes to the Lenders), a Lender (the “Existing Lender") may:
	24.1.1 24.1.2	assign any of its rights; or transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender").

24.2	Conditions of assignment or transfer

24.2.1	Any Lender wishing to assign or transfer all or any of its rights and obligations under the Finance Documents shall give the Company not less than 5 Business Days prior written notice to that effect.

24.2.2	The consent of the Company is required for an assignment or transfer by an Existing Lender, unless subject to Clause 24.2.5(B) (a) the assignment or transfer is to another Lender or an Affiliate of a Lender, (b) an Event of Default has occurred and is continuing, or (c) the assignment or transfer is made in connection with the primary syndication of the Facility.

24.2.3	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

24.2.4	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

24.2.5	An assignment will only be effective on:

(A)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(B)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

24.2.6	In order to comply with the Dutch Financial Supervision Act (Wet op het financieel toezicht), any assignment or transfer by an Existing Lender pursuant to this Clause 24 shall in any event be in an amount of at least €50,000 (or its equivalent in any other currency) or such other amount as may be required form time to time by the Dutch Financial Supervision Act or, if less, the New Lender shall confirm in writing to the Company that it is a professional market party (professionele marktpartij) within the meaning of the Dutch Financial supervision Act (Wet op het financieel toezicht).

24.2.7	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

24.2.8	If:

(A)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(B)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.2.9	Where the consent of the Company is required under Clause 24.2.2 above, the assigning or transferring Lender shall provide a copy of the Company’s response to the Agent. If the Company does not provide a response, the assigning Lender shall inform the Agent of this fact.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect (other than pursuant to the primary syndication of the Facility), pay to the Agent (for its own account) a fee of $2,000.

24.4	Limitation of responsibility of Existing Lenders

24.4.1	Unless expressly agreed to the contrary, an Existing Lender and each existing Finance Party makes no representation or warranty and assumes no responsibility to a New Lender for:

(A)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(B)	the financial condition of any Obligor or any other member of the Group;

(C)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or

(D)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

24.4.2	and any representations or warranties implied by law are excluded. Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(A)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any existing Finance Party in connection with any Finance Document; and

(B)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

24.4.3	Nothing in any Finance Document obliges an Existing Lender or any existing Finance Party to:

(A)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24 (Changes to the Lenders); or

(B)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor or Transaction Party of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

24.5.1	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 24.5.3 when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

24.5.2	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

24.5.3	On the Transfer Date:

(A)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations");

(B)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(C)	the existing Finance Parties and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the existing Finance Parties and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(D)	the New Lender shall become a Party as a “Lender".

24.6	Copy of Transfer Certificates

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

24.7	Disclosure of information
	24.7.1	Any Finance Party may disclose to any of its Affiliates and any other person:

(A)	to (or through) whom that Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement and/or the other Finance Documents;

(B)	with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement (or any other Finance Documents) or any Obligor;

(C)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

(D)	which is an investor or potential investor (including an investor, sub-participant, lender or other party in relation to a securitisation) in any of its rights and obligations under the Finance Documents;

(E)	which is a rating agency;

(F)	in connection with any securitisation (or similar or analogous transaction);

(G)	which is one of its professional advisers;

(H)	which is a person in whose favour that Finance Party creates Security over its rights under or in connection with the Transaction Documents, or

(I)	that is a receiver, administrator or other Insolvency Officer or a prospective receiver, administrator or other Insolvency Officer, in each case, with respect to any Obligor or its assets,

any information about any Obligor, any other member of the Group, the Borrowing Base Assets, and the Transaction Documents as that Finance Party shall consider appropriate if, in relation to Clauses 24.7.1(A), 24.7.1(B), 24.7.1(F) and 24.7.1(H), the person to whom the information is to be given has entered into a Confidentiality Undertaking.

24.7.2	In addition, any Finance Party may disclose any such information to any person if such disclosure is required to be made (a) in connection with any litigation, arbitration or administrative proceedings or (b) to any governmental, banking, taxation or other regulatory authority.

25.	CHANGES TO THE OBLIGORS

25.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Borrowers

25.2.1	The Company may request that any Relevant Affiliate becomes an Additional Borrower. That Relevant Affiliate shall become an Additional Borrower if:

(A)	all Lenders approve the addition of that Relevant Affiliate,

(B)	that Relevant Affiliate (a) delivers to the Agent a duly completed and executed Accession Letter and (b) executes and enters into all other documents and takes all such other steps as the Agent may reasonably require for the purposes of ensuring that it accedes and becomes a party to, all relevant Finance Documents as an Additional Borrower;

(C)	the Company confirms that no Default is continuing or would occur as a result of that Relevant Affiliate becoming an Additional Borrower; and

(D)	the Agent has received all of the documents and other evidence listed in Part II (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 3 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

25.2.2	The Agent shall, in relation to each proposed Additional Borrower, notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 3 (Conditions precedent).

25.3	Additional Guarantors

25.3.1	The Company may request that any Relevant Affiliate becomes an Additional Guarantor. That Relevant Affiliate shall become an Additional Guarantor if:

(A)	that Relevant Affiliate (a) delivers to the Agent a duly completed and executed Accession Letter and (b) executes and enters into all other documents and takes all such other steps as the Agent may reasonably require for the purposes of ensuring that it accedes and becomes a party to, all relevant Finance Documents as an Additional Guarantor; and

(B)	the Agent has received all of the documents and other evidence listed in Part II (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 3 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

25.3.2	The Company shall procure that (i) promptly upon any member of the Group becoming a Material Subsidiary and (ii) prior to any member of the Borrower Group acquiring a Borrowing Base Asset (if it is not already an Obligor) it shall become an Additional Guarantor (unless prohibited under the laws of their jurisdiction of incorporation, despite the Company and such member of the Group or Borrower Group having used all reasonable endeavours to overcome such prohibition) and shall ensure that:

(A)	such member of the group (a) delivers to the Agent a duly completed and executed Accession Letter and (b) executes and enters into all other documents and takes all such other steps as the Agent may reasonably require for the purposes of ensuring that it accedes and becomes a party to, all relevant Finance Documents as an Additional Guarantor; and

(B)	the Agent receives all of the documents and other evidence listed in Part II (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 3 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

25.3.3	The Agent shall, in relation to each proposed Additional Guarantor, notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 3 (Conditions precedent).

25.4	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant intended Obligor that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.5	Release of non-asset holding Obligors

25.5.1	For the purposes of this Clause 25.5 (Release of non-asset holding Obligors), a “Relevant Obligor” means any Obligor (other than the Company) that (a) does not have an interest in any Borrowing Base Asset or any shares or other interest in any person holding an interest in any Borrowing Base Asset (whether by reason of any Borrowing Base Asset ceasing to be so designated in accordance with this Agreement or otherwise) and (b) is not a Material Subsidiary.

25.5.2	The Company may submit a request to the Agent at any time for any Relevant Obligor to cease to be an Obligor.

25.5.3	Subject to Clause 25.5.4, as soon as reasonably practicable after the submission of any such request, the Finance Parties shall (at the cost and expense of the Obligors) take all such steps as the Company may reasonably require for the purposes of ensuring:

(A)	that the Relevant Obligor ceases to be an Obligor for the purposes of the Finance Documents; and

(B)	the release of any Security under the Finance Documents granted to the Finance Parties (a) by the Relevant Obligor over its assets or (b) by any other person over the shares in the Relevant Obligor.

25.5.4	A Relevant Obligor may only cease to be an Obligor pursuant to this Clause 25.5 (Release of non-asset holding Obligors) if:

(A)	no Default is continuing or would result from it ceasing to be an Obligor (and the Company confirms that this is the case); and

(B)	(other than in the case of Endeavour North Sea) the Majority Lenders consent to such Relevant Obligor ceasing to be an Obligor; and

(C)	in the case only of Endeavour North Sea:

(1)	the Permitted Transaction described in paragraph (B) of the definition of “Permitted Transaction” has been completed upon the terms described therein;

(2)	Endeavour North Sea is under no actual or contingent obligation as a Borrower; and

(3)	Endeavour North Sea has no assets whatsoever,

and, in each case, the Company confirms the same to the Agent.

THE FINANCE PARTIES

26.	ROLE OF THE ADMINISTRATIVE FINANCE PARTIES

26.1	General

For the purposes only of this Clause 26 (Role of the Administrative Finance Parties), references to the Administrative Finance Parties shall be construed as excluding the Security Trustee.

26.2	Appointment of the Agent

26.2.1	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

26.2.2	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.3	Duties of the Agent

26.3.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

26.3.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

26.3.3	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

26.3.4	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than an Administrative Finance Party or the Security Trustee) under this Agreement it shall promptly notify the other Finance Parties.

26.3.5	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.4	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

26.5	No fiduciary duties

26.5.1	Nothing in this Agreement constitutes any Administrative Finance Party as a trustee or fiduciary of any other person.

26.5.2	No Administrative Finance Party shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.

26.6	Business with the Group

Each Administrative Finance Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or any other member of the Group.

26.7	Rights and discretions of the Administrative Finance Parties
	26.7.1	Each Administrative Finance Party may rely on:

(A)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(B)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

26.7.2	Each Administrative Finance Party may assume (unless it has received notice to the contrary in its capacity as an Administrative Finance Party) that:

(A)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.2 (Non-payment and failure to reduce));

(B)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(C)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

26.7.3	Each Administrative Finance Party may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

26.7.4	Each Administrative Finance Party may act in relation to the Finance Documents through its personnel and agents.

26.7.5	Each Administrative Finance Party may disclose to any other Party any information it reasonably believes it has received in its capacity as such under this Agreement.

26.7.6	Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Finance Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.8	Majority Lenders’ instructions

26.8.1	Unless a contrary indication appears in a Finance Document, the Agent shall (a) exercise any right, power, authority or discretion vested in it in such capacity in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders), refrain from exercising any right, power, authority or discretion vested in it and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

26.8.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

26.8.3	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

26.8.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties.

26.8.5	The Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.9	Responsibility for documentation

No Administrative Finance Party is liable or responsible for:

26.9.1	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by it, an Obligor or any other person given in or in connection with any Finance Document; or

26.9.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.10	Exclusion of liability

26.10.1	Without limiting Clause 26.10.2, and without prejudice to the provisions of paragraph (e) of Clause 29.10 (Disruption to Payment Systems etc.) no Administrative Finance Party will be liable (including, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

26.10.2	No Party (other than an Administrative Finance Party) may take any proceedings against any officer, employee or agent of that Administrative Finance Party in respect of any claim it might have against that Administrative Finance Party or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of that Administrative Finance Party may rely on this Clause 26.10.2 subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

26.10.3	No Administrative Finance Party will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by that Administrative Finance Party if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

26.10.4	Nothing in this Agreement shall oblige any Administrative Finance Party to carry out any “know your customer” or other checks in relation to any person on behalf of any Finance Party and each Finance Party confirms to the Administrative Finance Parties that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Administrative Finance Party.

26.11	Lenders’ indemnity

26.11.1	Each Lender shall (in proportion to its share of the Aggregate Commitments or, if the Aggregate Commitments are then zero, to its share of the Aggregate Commitments immediately prior to their reduction to zero) within three Business Days of demand, indemnify:

(A)	each Administrative Finance Party, against any cost, loss or liability (including, for negligence or any other category of liability whatsoever) incurred by that Administrative Finance Party (otherwise than by reason of its gross negligence or wilful misconduct) in acting in its capacity as such an Administrative Finance Party under or in connection with the Finance Documents; and

(B)	the Agent against any cost, loss or liability, in the case of any cost, loss or liability (notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever) pursuant to Clause 29.10 (Disruption to Payment Systems etc.) (but excluding any claim based on the fraud of the Agent in acting in such capacity), unless, in the case of Clause 26.11.1(A) and 26.11.1(B), that Administrative Finance Party has been reimbursed for the same by an Obligor pursuant to a Finance Document.

26.11.2	The Obligors shall forthwith on demand reimburse each Finance Party for any payments made by it under this Clause 26.11 (Lenders’ indemnity).

26.12	Resignation

26.12.1	The Agent may resign at any time and appoint one of its Affiliates acting through an office in the United Kingdom or Paris as successor by giving notice to the other Finance Parties and the Company.

26.12.2	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

26.12.3	If the Majority Lenders have not appointed a successor Agent in accordance with Clause 26.12.2 within 30 days after notice of resignation was given, the incumbent Agent (after consultation with the Company and the Majority Lenders) may appoint a successor Agent (acting through an office in the United Kingdom or Paris).

26.12.4	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

26.12.5	The Agent’s resignation notice shall only take effect upon the successor Agent (a) notifying all the Parties that it accepts its appointment and (b) completing all such steps as may reasonably be required by the Majority Lenders in order to (1) ensure that it accedes, and becomes a party, to all relevant Finance Documents in its capacity as Agent and (2) facilitate the change in identity of the Agent.

26.12.6	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26 (Role of the Administrative Finance Parties). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.12.7	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with Clause 26.12.2. In this event, the relevant Administrative Finance Party shall resign in accordance with Clause 26.12.2.

26.13	Confidentiality

26.13.1	In acting under the Finance Documents, the relevant division through which each Administrative Finance Party acts shall be treated as a separate entity from any other of its divisions or departments.

26.13.2	If information is received by another division or department of an Administrative Finance Party, it may be treated as confidential to that relevant division or department and that Administrative Finance Party shall not be deemed to have notice of it.

26.14	Relationship with the Lenders

26.14.1	Each Administrative Finance Party may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

26.14.2	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 5 (Mandatory Cost formulae).

26.15	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to each Administrative Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:

26.15.1	the financial condition, status and nature of each Obligor and each other member of the Group;

26.15.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

26.15.3	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

26.15.4	the adequacy, accuracy and/or completeness of any information provided by that Administrative Finance Party, any other Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.17	Management time

Any amount payable to an Administrative Finance Party under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and expenses) and Clause 26.11 (Lenders’ indemnity) shall include the reasonable cost of utilising that Administrative Finance Party’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as that Administrative Finance Party may notify to the Company and the Lenders, and is in addition to any fee paid or payable to that Administrative Finance Party pursuant to Clause 11 (Fees).

26.18	Deduction

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents, that Party shall be regarded as having received any amount so deducted.

26.19	Parallel Debt (Covenant to pay the Security Trustee)

26.19.1	Notwithstanding any other provision of this Agreement, each Dutch Obligor hereby irrevocably and unconditionally undertakes to pay to the Security Trustee, as creditor in its own right and not as representative of the other Finance Parties, sums equal to and in the currency of each amount payable by such Dutch Obligor under the Principal Obligations from time to time due in accordance with the terms and conditions of the Principal Obligations (such payment undertaking being for the purposes of this Clause 26.19, the “Parallel Debt").

26.19.2	The Security Trustee shall have its own independent right to demand payment of the Parallel Obligations, irrespective of any discharge of such Dutch Obligor’s obligation to pay those amounts to the other Finance Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Dutch Obligor, to preserve their entitlement to be paid those amounts.

26.19.3	Any amount due and payable by a Dutch Obligor to the Security Trustee under the Parallel Obligations shall be decreased to the extent that the other Finance Parties have received (and are able to retain) payment in full of the corresponding outstanding Principal Obligations and any amount due and payable by a Dutch Obligor to the other Finance Parties under those Principal Obligations shall be decreased to the extent that the Security Trustee has received (and is able to retain) payment in full of the corresponding Parallel Obligations.

26.19.4	The rights of the Finance Parties (other than the Security Trustee) to receive payment of the Principal Obligations payable by each Dutch Obligor are several and are separate and independent from, and without prejudice to, the rights of the Security Trustee to receive payment under the Parallel Obligations.

26.19.5	All monies received or recovered by the Security Trustee pursuant to this Clause 26.19 and enforcement proceeds received or recovered by the Security Trustee pursuant to this Clause 26.19 (Parallel Debt (Covenant to pay the Security Trustee)) shall be applied by the Security Trustee in accordance with the terms of this Agreement.

26.19.6	For the purposes of this Clause 26.19 (Parallel Debt (Covenant to pay the Security Trustee)):

(A)	“Parallel Obligations” means the monetary obligations arising from the Parallel Debt; and

(B)	“Principal Obligations” means any and all monetary obligations of the Obligors under or pursuant to the Finance Documents (whether now existing or hereafter created or arising).

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

27.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

27.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

27.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

28.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

28.1.2	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

28.1.3	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3	Recovering Finance Party’s rights

28.3.1	On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

28.3.2	If and to the extent that the Recovering Finance Party is not able to rely on its rights under Clause 28.3.1, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

28.4.1	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

28.4.2	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5	Exceptions

28.5.1	This Clause 28 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

28.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(A)	it notified that other Finance Party of the legal or arbitration proceedings; and

(B)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Agent

29.1.1	On each date on which an Obligor or a Finance Party is required to make a payment under a Finance Document, that Obligor or Finance Party shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

29.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency).

29.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

29.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

29.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Partial payments

29.5.1	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(A)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Finance Parties under the Finance Documents;

(B)	secondly, in or towards payment pro rata of any accrued interest, commitment fees or commission due but unpaid under the Finance Documents;

(C)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

(D)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

29.5.2	The Agent shall, if so directed by the Majority Lenders, vary the order set out in Clauses 29.5.1(B) to 29.5.1(D) above.

29.5.3	Clauses 29.5.1 and 29.5.2 above will override any appropriation made by an Obligor.

29.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

29.7.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

29.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

29.8.1	Subject to Clauses 29.8.2 and to 29.8.3, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

29.8.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

29.8.3	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

29.9	Change of currency

29.9.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(A)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(B)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

29.9.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

29.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

29.10.1	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

29.10.2	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in Clause 29.10.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

29.10.3	the Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 29.10.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

29.10.4	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and waivers);

29.10.5	the Agent shall not be liable for any damages, costs or losses whatsoever (including, for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.10 (Disruption to Payment Systems etc.); and

29.10.6	the Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 29.10.4 above.

30.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communication in writing

Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given in person, by fax or letter.

31.2	Contact details

31.2.1	Except as provided in this Clause 31.2 (Contact details), the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Agent on or before the date it becomes a Party.

31.2.2	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

31.2.3	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

31.3	Effectiveness

31.3.1	Except as provided in Clause 31.3.2 and Clause 31.3.3, any communication in connection with a Finance Document will be deemed to be given as follows:

(A)	if delivered in person, at the time of delivery; and

(B)	if by fax , when received in legible form.

31.3.2	A communication given under Clause 31.4.1 but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

31.3.3	A communication to any Administrative Finance Party will only be effective on actual receipt by it.

31.4	Obligors
	31.4.1	All communications under the Finance Documents:

(A)	to or from any other Administrative Finance Party (in its capacity as such) may be made directly to, or as the case may be, come directly from, that Administrative Finance Party (provided that the relevant communication is also copied to the Agent); and

(B)	to or from any other Finance Party must be sent through the Agent.

31.4.2	All communications under the Finance Documents to or from an Obligor may be sent through the Company.

31.4.3	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(A)	to give and receive all communications under the Finance Documents;

(B)	to supply all information concerning itself to any Finance Party; and

(C)	to sign all documents under or in connection with the Finance Documents.

31.4.4	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

31.4.5	The Finance Parties may assume that any communication made by the Company is made with the consent of each other Obligor.

31.5	Electronic Communication

31.5.1	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(A)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(B)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(C)	notify each other of any change to their address or any other such information supplied by them.

31.5.2	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.6	English language
	31.6.1 31.6.2	Any notice given in connection with a Finance Document must be in English. Any other document provided in connection with a Finance Document must be:

(A)	in English; or

(B)	(unless the Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

35.1.1	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents (other than the Intercreditor Agreement) may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

35.1.2	Any term of the Intercreditor Agreement may be amended or waived in accordance with its terms.

35.1.3	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.1.4	In addition, each Obligor hereby authorises the Company to effect, on its behalf, any amendment or waiver permitted by this Clause 35 (Amendments and waivers). In any event, each Party shall take such action as the Agent and/or the Security Trustee may reasonably request in order to ensure that such amendment or waiver that is permitted by this Clause 35 (Amendments and waivers) is promptly effected.

35.2	Exceptions
	35.2.1	Any amendment or waiver that has the effect of changing or which relates to:

(A)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(B)	an extension to the date of payment of any amount under the Finance Documents;

(C)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(D)	an increase in or an extension of any Commitment;

(E)	a change to the Borrowers or Guarantors other than in accordance with Clause 25 (Changes to the Obligors);

(F)	any provision which expressly requires the consent of all the Lenders;

(G)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders) or this Clause 35 (Amendments and waivers); or

(H)	the release of any Security granted under any Security Document save where such release is required pursuant to the terms of any Finance Document or the release of any Borrower, Guarantor or Transaction Party (in its capacity as such) that holds any assets that are the subject of any Security granted under any Security Document;

shall not be made without the prior consent of all the Lenders.

35.2.2	Any amendment or waiver which relates to the rights or obligations of any Administrative Finance Party may not be effected without the consent of that Finance Party.

35.2.3	Any term of any Fee Letter relating to the payment of fees to any Administrative Party for its own account may be amended or waived by the relevant Administrative Finance Party without the prior consent of the Majority Lenders.

36.	COUNTERPARTS

Each Finance Document may be executed (if such execution shall be valid under the laws of the jurisdiction by which such Finance Document is expressed to be governed) in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

GOVERNING LAW AND ENFORCEMENT

37.	GOVERNING LAW

This Agreement is governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction

38.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute").

38.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

38.1.3	This Clause 38.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

38.2.1	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(A)	irrevocably appoints Endeavour Energy UK Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(B)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

38.2.2	Each of the Obligors expressly agrees and consents to the provisions of this Clause 38 (Enforcement) and Endeavour Energy UK Limited hereby confirm its acceptance of such appointment.

38.3	Waiver of immunity

Each Obligor irrevocably and unconditionally:

38.3.1	agrees not to claim any immunity from proceedings brought by a Finance Party against that Obligor in relation to a Finance Document and to ensure that no such claim is made on its behalf;

38.3.2	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

38.3.3	waives all rights of immunity in respect of it or its assets.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL OBLIGORS

Part I

THE ORIGINAL BORROWER

Name of Original Borrower Registration number (or equivalent, if any) Jurisdiction of incorporation

Endeavour International Holding B.V. 34229293 Netherlands

Part II

THE ORIGINAL GUARANTORS

Endeavour International Corporation.
Endeavour Operating Corporation
END Operating Management Company
END Management Company
Endeavour International Holding B.V.
Endeavour Energy UK Limited
Endeavour Energy Netherlands B.V.
C897-2000 3737839 3900636 3737839 34229293 5030838 34229296	Nevada, U.S.A Delaware, U.S.A Delaware, U.S.A Delaware, U.S.A Netherlands England and Wales Netherlands

SCHEDULE 2

THE ORIGINAL LENDERS

Original Lender	Commitment
BNP Paribas	$12,500,000
Bank of Scotland Plc	$12,500,000

SCHEDULE 3

CONDITIONS PRECEDENT

Part I

CPs to first Loan

1.	OBLIGORS AND TRANSACTION PARTIES

1.1	A copy of the constitutional documents of each Obligor.

1.2	A copy of a resolution of the respective board of directors of each Obligor (or a committee of its board of directors) and of the respective general meeting of shareholders of each Dutch Obligor:

1.2.1	approving the terms of, and the transactions contemplated by, such of the Finance Documents that it is or will become party to;

1.2.2	authorising a specified person or persons to execute each such document on its behalf; and

1.2.3	authorising a specified person or persons, on its behalf, to sign and/or dispatch all other documents and notices to be signed and/or dispatched by it under or in connection with any such document.

1.3	If applicable, a copy of a resolution of the board of directors of each relevant Obligor establishing the committee referred to in paragraph 1.2 above.

1.4	For each Obligor, a specimen of the signature of each person authorised by the resolutions referred to in paragraph 1.2 above.

2.	CERTIFICATES

2.1	A certificate of an authorised signatory of each Obligor certifying on behalf of that Obligor that:

2.1.1	the borrowing or, as the case may be, the guaranteeing of the Aggregate Commitments in full would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded; and

2.1.2	each copy document specified in Paragraph 1 of Part I of Schedule 3 relating to it is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.2	A certificate of a person who is both a director and an authorised signatory of the Company confirming that no Default has occurred and is continuing.

3.	FINANCE AND OTHER DOCUMENTS

3.1	Originals of the following documents duly executed by all parties to them and in full force and effect:
	3.1.1 3.1.2	the Fee Letter; an amendment and restatement agreement relating to the Intercreditor Agreement;

3.1.3	any other side letter or ancillary document the form of which has been agreed between the Company and Mandated Lead Arrangers on or before the date of this Agreement.

4.	OTHER EVIDENCE AND DOCUMENTS

4.1	The Original Financial Statements for the Company and each other Obligor.

4.2	Evidence that all fees (including legal fees and fees due and payable under the Fee Letters) due and payable have been or will be paid on the first Utilisation Date.

4.3	Confirmation from the Finance Parties that they have completed all “know your customer” requirements to their satisfaction.

4.4	Evidence that an irrevocable notice of prepayment and cancellation with respect to all of the credit facilities under the Existing Second Lien Facility has been issued.

4.5	Evidence that the Original Borrower will release or cause to be released the proceeds of the first Loan made hereunder, once it or any person on its behalf is satisfied that it or the Original Borrower has obtained all necessary ancillary funding to allow the discharge in full of the debt under the Existing Second Lien Facility.

4.6	Evidence that upon receipt of the proceeds of the first Loan made hereunder, the lenders under the Existing Second Lien Facility will provide a confirmation to the Security Trustee (in a form agreed between such lenders and the Security Trustee prior to the first Utilisation Date) with respect to the discharge of the debt under the Existing Second Lien Facility.

4.7	Evidence that all consents required under the First Lien Credit Agreement (and any related finance documents) in order for this Agreement to be entered into, and for the transactions contemplated hereunder to be completed, have been so obtained.

5.	LEGAL OPINIONS

5.1 5.2 5.3 5.4 5.5	A legal opinion of Herbert Smith LLP.
A legal opinion of Stibbe N.V.
A legal opinion of Bracewell & Giuliani LLP.
A legal opinion of Rice, Silbey, Reuther & Sullivan.
A legal opinion of Wikborg, Rein & Co.

6.	AUTHORISATIONS

6.1	Confirmation from the Obligors that all relevant authorisations necessary in connection with the Transaction Documents have been obtained and are in full force and effect or will be in full force and effect when required.

SCHEDULE 3

CONDITIONS PRECEDENT

Part II

Conditions precedent required to be delivered by an Additional Obligor

1.	An Accession Letter, duly executed by the Additional Obligor and the Company and duly executed originals of any other documents (in form and substance satisfactory to the Agent) as may be necessary to ensure that the Additional Obligors accedes, and becomes a party, to each relevant Finance Document (“accession documents").

2.	A copy of the constitutional documents of the Additional Obligor and any other person (an “Additional Transaction Party") entering into any Security Documents referred to in paragraph 12 below.

3.	A copy of a resolution of the respective board of directors (or equivalent) of (a) the Additional Obligor and (b) any Additional Transaction Party, in each case:

3.1	approving the terms of, and the transactions contemplated by, each of the documents it is or will become party to (the “Relevant Documents");

3.2	authorising a specified person or persons to execute each such Relevant Document on its behalf; and

3.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or a Selection Notice) to be signed and/or despatched by it under or in connection with any such Relevant Document.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	In the case of an Additional Guarantor, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is, or will become, a party.

6.	A certificate of the Additional Obligor (signed by a director or, if appropriate, an officer) confirming that borrowing or guaranteeing, as appropriate, the Aggregate Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7. A certificate of an authorised signatory of:

7.1 the Additional Obligor; and

7.2 each Additional Transaction Party (if any)

(in each case) certifying that each copy document listed in this Part IV of Schedule 3 relating to it is correct, complete and in full force and effect as at a date no earlier than the date of the Relevant Document(s) to which it is a party.

8.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by each Relevant Document or for the validity and enforceability of any Relevant Document.

9.	If available, the latest audited financial statements of the Additional Obligor.

10.	Such legal opinions in relation to the Additional Obligor, any Additional Transaction Party and/or the Relevant Documents as the Agent may reasonably require (together with any documents that may be required for the delivery of such legal opinions).

11.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 38.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

12.	Security Document(s) creating Security over (a) the entire issued share capital of the Additional Obligor, (b) if required by the Majority Lenders, all of the assets of the Additional Obligor, in the case of (a) and (b) duly executed by the relevant parties in form and substance satisfactory to the Security Trustee together with:

12.1	(to the extent applicable) evidence that all approvals, filings, registrations, recordings and other things necessary or desirable (including the carrying out of the procedures specified in ss.155-8 of the Companies Act 1985 (if appropriate)) to ensure the validity, effectiveness, priority and enforceability of each such Security Document have been carried out;

12.2	copies of each of the notices required to be given under each such Security Document together with other copies of acknowledgements from each person to whom notice was given, in the form required by such document; and

12.3	(if required by the Agent) evidence that the Security Trustee or its nominee has been entered in the register of members (or equivalent) of such proposed Additional Obligor as sole shareholder of all its issued share capital.

14.	Evidence that all “know your customer” or similar identification procedures relating to the proposed Additional Obligor or any Additional Transaction Party have been carried out and completed.

SCHEDULE 4

REQUESTS

Part I

Utilisation Request

From: To:	[Borrower] [Agent]

Dated:

Dear Sirs

Junior Facility Agreement dated [                  ] between, among others, Endeavour International
Corporation, BNP Paribas and Bank of Scotland plc (as amended from time to time) (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date: [ ] (or, if that is not a Business Day, the next Business Day)

Amount: Currency: Interest Period:	[ ] dollars [ ]

3. The purpose of the Loan is [                              ].

4.	We confirm that each condition specified in Clause 4 (Conditions of Utilisation) of the Agreement are or will be satisfied on the date of this Utilisation Request.

5. The proceeds of this Loan should be credited to [ ].

6. This Utilisation Request is irrevocable.

Yours faithfully

.......................................
authorised signatory for
[name of relevant Borrower]

SCHEDULE 4

REQUESTS

Part II

Selection Notice

From: To:	[Borrower] [Agent]

Dated:

Dear Sirs

Junior Facility Agreement dated [                   ] between, among others, Endeavour
International Corporation, BNP Paribas and Bank of Scotland plc (as amended from time to time) (the
“Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Loan[s] with an Interest Period ending on [ ]*.

3.	[We request that the above Loan[s] be divided into [ ] Loans with the following Amounts and Interest Periods:]**

4.	or [We request that the next Interest Period for the above Loan[s] is [ ]].*** This Selection Notice is irrevocable.

Yours faithfully

.......................................
authorised signatory for
[name of relevant Borrower]

* Insert details of all Loans in the same currency which have an Interest Period ending on the same date.

** Use this option if division of Loans is requested.

*** Use this option if sub-division is not required.

SCHEDULE 5

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

4.1	in relation to a sterling Loan:
AB + C(B — D) +E x 0.01 per cent. per annum

4.2	100 – (A + C) in relation to a Loan in any currency other than sterling:

E x 0.01 per cent. per annum

300

Where:

A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Clause 8.3.1 (Default interest)) payable for the relevant Interest Period on the Loan.

C is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

5.1	"Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

5.2	"Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

5.3	"Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

5.4	"Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

8.1 8.2	the jurisdiction of its Facility Office; and
any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 6

FORM OF TRANSFER CERTIFICATE

To: From: Dated:	[Agent] and [Security Trustee] [The Existing Lender] (the “Existing Lender") and [The New Lender] (the “New Lender")

Dear Sirs

Junior Facility Agreement dated [             ] between, among others, Endeavour International
Corporation, BNP Paribas and Bank of Scotland (as amended from time to time) (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for transfer) of the Agreement:

2.1.	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule hereto in accordance with Clause 24.5 (Procedure for transfer) of the Agreement.

2.2	The proposed Transfer Date is [ ].

2.3	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Contact details) of the Agreement are set out in the Schedule.

[3.	The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
3.1 3.2	a company resident in the United Kingdom for United Kingdom tax purposes; a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

3.3	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.]

[4/5.] [5/6.] [6/7.]	This Transfer Certificate may be executed in any number of
counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
The New Lender agrees to become a party to, and be bound by the terms of the Agreement and Intercreditor Agreement as a Lender on and from the Transfer Date.
This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details including details of Commitment and participation amount and whether any
Secured Hedging Agreement is to be transferred]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender] By:	By:	[New Lender]

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [              ].

[Agent]

By:

This Transfer Certificate is accepted by the Security Trustee.

[Security Trustee]

By:

SCHEDULE 7

FORM OF ACCESSION LETTER

To: From:	[Agent] and [Security Trustee] [Subsidiary] and [Company]

Dated:

Dear Sirs

Junior Facility Agreement dated [                      ] between, among others, Endeavour
International Corporation, BNP Paribas and Bank of Scotland plc (as amended from time to time) (the
“Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by (i) the terms of the Agreement and the Intercreditor Agreement as an Obligor and (ii) the terms of the other Finance Documents as an Additional [Borrower]/[Guarantor] pursuant to [Clause 25.2 (Additional Borrowers)] [Clause 25.3 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

4. [Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

5. This Accession Letter is governed by English law.

[This Accession Letter has been executed and delivered as a deed on the date stated at the beginning of this Accession Letter.]0

Yours faithfully,

.......................... authorised signatory for [name of relevant Subsidiary]	.......................... authorised signatory for [Company]

This Accession Letter is accepted by the Agent and the Security Trustee.

[Agent]

By:

[Security Trustee]

By:

[0]	If to be entered by way of deed, execution blocks must be amended appropriately.

SCHEDULE 8

GROUP STRUCTURE

Omitted

SIGNATORIES

SIGNED by	)
)/s/ William L. Transier
for and on behalf of	)
ENDEAVOUR INTERNATIONAL	)/s/ J. Michael Kirksey
CORPORATION	)
SIGNED by	)
) /s/ William L. Transier
for and on behalf of	)
ENDEAVOUR OPERATING	) /s/ J. Michael Kirksey
CORPORATION	)
SIGNED by	)
) /s/ William L. Transier
for and on behalf of	)
END OPERATING	) /s/ J. Michael Kirksey
MANAGEMENT COMPANY		)
SIGNED by	)
) /s/ William L. Transier
for and on behalf of	)
END MANAGEMENT	) /s/ J. Michael Kirksey
COMPANY	)
SIGNED by	)
) /s/ William L. Transier
for and on behalf of	)
ENDEAVOUR INTERNATIONAL	) /s/ J. Michael Kirksey
HOLDING B.V.		)
SIGNED by	)
) /s/ William L. Transier
for and on behalf of	)
ENDEAVOUR ENERGY	)
NETHERLANDS B.V.	)
SIGNED by	) /s/ William L. Transier
)
for and on behalf of	) /s/ J. Michael Kirksey
ENDEAVOUR ENERGY UK LIMITED	)
SIGNED by	)
)/s/ Aurelie Guth
for and on behalf of	)
BNP PARIBAS	)
(in all capacities in which it is party	)/s/ Remi Collognes-Dufoleur
to this Agreement))
SIGNED by	)
)
for and on behalf of	)/s/ Carol Kemp
BANK OF SCOTLAND PLC	)
(in all capacities in which it is party	)Carol Kemp
to this Agreement))